CALCULATION OF REGISTRATION FEE

Amount to be Registered/Proposed
Maximum Offering Price Per
Title of Securities	Unit/Proposed	Amount of
to be Registered	Maximum Offering Price (1)(2)	Registration Fee(1)(2)
Convertible Senior Notes	$345,000,000	$0
Common Stock, $1.00 par value per share	—	—

(1)	The filing fee of $36,915 (calculated in accordance with Rule 457(r) and relating to the Registration Statement on Form S-3 (No. 333-134082) filed by Health Care REIT, Inc. on May 12, 2006) is being offset entirely by the $39,698.13 that was paid with respect to $313,323,819 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-120917 (filed by Health Care REIT, Inc. on December 1, 2004, as amended on May 19, 2005) and were not sold thereunder.
(2)	There are also registered an indeterminate number of shares of common stock into which the Convertible Senior Notes may be converted. Pursuant to Rule 457(i), no separate registration fee is payable where securities and securities into which conversion is offered are registered at the same time and no additional consideration is payable upon conversion.

Filed Pursuant To Rule 424(b)(5)
Registration No. 333-134082
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 12, 2006)

$300,000,000

4.75% Convertible Senior Notes due 2026
NOTES

-	We are offering $300 million aggregate principal amount of our 4.75% convertible senior notes due 2026.
-	We will pay 4.75% interest per annum on the principal amount of the notes, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2007. Interest will accrue on the notes from and including November 20, 2006 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.
-	The notes will mature on December 1, 2026.
CONVERSION

-	The notes will be convertible into cash and, if applicable, shares of our common stock based on an initial conversion rate, subject to adjustment, of 20.8833 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $47.89 per share), in certain circumstances.
-	Holders may convert their notes into cash and, if applicable, shares of our common stock prior to stated maturity only under the following circumstances: (1) the notes will be convertible during any calendar quarter after the calendar quarter ending December 31, 2006, if the closing sale price of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (2) the notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes was equal to or less than 97% of the average conversion value of the notes during the note measurement period; (3) the notes will be convertible upon the occurrence of specified corporate transactions; (4) the notes will be convertible if we have called the notes for redemption; and (5) the notes will be convertible at any time from, and including, November 1, 2011 to, and including, December 1, 2011 and at any time from, and including, November 1, 2026 until the close of business on the business day immediately preceding December 1, 2026 or earlier redemption or repurchase.
-	Upon conversion, holders of notes will receive cash and, if applicable, shares of our common stock, based on the sum of the “daily settlement amounts” described in this prospectus supplement for the 20 consecutive trading days that begins on, and includes, the third trading day after the day the notes are tendered for conversion, subject to certain exceptions in connection with conversions during a period immediately preceding the maturity date as described in this prospectus supplement. We refer to the cash due upon conversion as the “principal return” and the shares, if any, due upon conversion as the “net shares.”
-	A holder that surrenders notes for conversion in connection with a “make-whole fundamental change” that occurs before December 1, 2011 may in certain circumstances be entitled to an increased conversion rate.
REDEMPTION AND REPURCHASE

-	Prior to December 1, 2011, we cannot redeem the notes except to preserve our status as a REIT. On or after December 1, 2011, we may from time to time at our option redeem the notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date.
-	On each of December 1, 2011, December 1, 2016 and December 1, 2021, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date.
-	Holders may require us to repurchase all or a portion of their notes upon a fundamental change, as described in this prospectus supplement, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
RANKING

-	The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. As of September 30, 2006, our subsidiaries had approximately $406.4 million of indebtedness and other obligations (which includes $276 million outstanding under our unsecured lines of credit arrangements under which we and certain of our subsidiaries are co-borrowers) that would effectively rank senior to the notes. In addition, to the extent that we complete the mergers, the notes may be structurally subordinated to the indebtedness and other obligations of Windrose and its subsidiaries.
LISTING

-	The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange.
-	Our common stock is listed on the New York Stock Exchange under the symbol “HCN.” On November 14, 2006, the last reported sale price of our common stock on the New York Stock Exchange was $39.09 per share.

Investing in the notes involves significant risks. See “Risk factors” beginning on page S-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per note	Total

Public offering price	100.00%	$300,000,000

Underwriting discounts and commissions	2.00%	$6,000,000

Proceeds, before expenses, to us	98.00%	$294,000,000

We have granted to the underwriters the option, exercisable on or before the 30th day after the date of this prospectus supplement, to purchase up to an additional $45 million aggregate principal amount of notes, solely to cover over-allotments, if any.

We expect that the notes will be ready for delivery in book-entry-only form through The Depository Trust Company on or about November 20, 2006.

Joint Book-Running Managers

UBS Investment Bank	Deutsche Bank Securities

Co-Lead Manager

Banc of America Securities LLC

Co-Managers

JPMorgan	Wachovia Securities

The date of this prospectus supplement is November 14, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement, the accompanying prospectus and any such “free writing prospectus.” We are not making an offer to sell the notes in any jurisdiction where the offer or sale of the notes is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such “free writing prospectus” or the documents incorporated therein by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

Prospectus supplement summary

This summary highlights selected information about us and this offering. This information is not complete and does not contain all of the information you should consider before investing in our notes. You should read this entire prospectus supplement and the accompanying prospectus carefully, including “Risk factors” contained in this prospectus supplement and the financial statements and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Unless we have specifically indicated otherwise, references in this prospectus supplement to “we,” “us,” “our,” the “Company,” or similar terms are to Health Care REIT, Inc. and its subsidiaries. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

ABOUT OUR COMPANY

We are a self-administered, equity real estate investment trust that invests in health care and senior housing properties. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities.

As of September 30, 2006, we had approximately $3.1 billion of net real estate investments, inclusive of credit enhancements, in 477 facilities located in 37 states and managed by 58 different operators. At that date, the portfolio included 39 independent living/continuing care retirement communities, 204 assisted living facilities, 220 skilled nursing facilities and 14 specialty care facilities.

Our principal executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio, 43604, and our telephone number is (419) 247-2800. Our Web site address is www.hcreit.com. The information on our Web site is not part of this prospectus supplement or the accompanying prospectus.

OUR STRATEGY

We seek to increase funds from operations and funds available for distribution and to enhance stockholder value through relationship investing with public and private regionally focused operators. The primary components of this strategy are set forth below.

Relationship investing

We establish relationships with, and provide financing to, operators throughout their growth cycles. We target companies with experienced management teams, regionally focused operations, substantial inside ownership interests or venture capital backing and significant growth potential.

By maintaining close ties to operators, we are able to structure investments designed to support an operator’s business plan and monitor our investments on an ongoing basis. Our investments are typically structured as master operating leases for the acquisition and development of facilities in a geographic region. Economic terms typically include annual rate increases and fair market value-based purchase options.

Portfolio management

Portfolio strength is derived from diversity by operator, property sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with attendant recurring income, funds from operations and funds available for distribution. Generally, master leases have a 12 to 15 year term and mortgage loans provide three to eight years of prepayment protection.

The Portfolio

The following table summarizes our portfolio as of September 30, 2006:

		Percentage of		Percentage of	Number of	Number of	Investment per	Number of	Number of
Type of Facility	Investments(1)	investments	Revenues(2)	revenues	facilities	beds/units	bed/unit(3)	operators(4)	states(4)

	(in thousands)		(in thousands)

Independent living/CCRCs	$488,863	16%	$29,756	12%	39	5,224	$112,737	16	18
Assisted living facilities	996,318	32%	85,271	36%	204	12,615	88,480	23	33
Skilled nursing facilities	1,413,508	46%	111,262	46%	220	30,063	47,662	22	28
Specialty care facilities	205,745	6%	13,894	6%	14	1,265	183,067	7	8

Totals	$3,104,434	100%	$240,183	100%	477	49,167

(1)	Investments include real estate investments and credit enhancements which amounted to $3,101,984,000 and $2,450,000, respectively.

(2)	Revenues include gross revenues and revenues from discontinued operations for the nine months ended September 30, 2006.

(3)	Investment per Bed/Unit was computed by using the total investment amount of $3,369,546,000 which includes real estate investments, credit enhancements and unfunded commitments for which initial funding has commenced which amounted to $3,101,984,000, $2,450,000 and $265,112,000, respectively.

(4)	We have investments in properties located in 37 states and managed by 58 different operators.

We invest in health care and senior housing properties. We diversify our investment portfolio by operator and geographic location. In determining whether to invest in a facility, we focus on the following: (1) the experience of the tenant’s or borrower’s management team; (2) the historical and projected financial and operational performance of the facility; (3) the credit of the tenant or borrower; (4) the security for the lease or loan; and (5) the capital committed to the facility by the tenant or borrower. We conduct market research and analysis for all potential investments. In addition, we review the value of all facilities, the interest rates and covenant requirements of any debt to be assumed and the anticipated sources of repayment of any existing debt that is not to be assumed.

Our investments are primarily health care and senior housing properties leased to operators under long-term operating leases or financed with operators under long-term mortgage loans. Construction financing is provided, but only as part of a long-term operating lease or mortgage loan. Substantially all of our investments are designed with escalating rate structures. Depending upon market conditions, we believe that new investments will be available in the future with spreads over our cost of capital that will generate appropriate returns to our stockholders. Operating leases and mortgage loans are normally credit enhanced by guaranties and/or letters of credit. Typically, operating leases are structured as master leases and mortgage loans are cross-defaulted and cross-collateralized with other mortgage loans, operating leases or agreements between us and the operator and its affiliates.

We monitor our investments through a variety of methods determined by the type of facility and operator. Our asset management process includes review of monthly financial statements and other operating data for each facility, periodic review of operator creditworthiness, periodic facility inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze facility-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.

Recent developments

On September 12, 2006, we and Windrose Medical Properties Trust entered into an Agreement and Plan of Merger whereby Windrose will merge with and into one of our wholly-owned subsidiaries, with the subsidiary continuing as the surviving entity, and another one of our wholly-owned subsidiaries will merge with and into Windrose Medical Properties, L.P., Windrose’s operating partnership, with the Windrose partnership continuing as the surviving entity. The Agreement and Plan of Merger is referred to as the “merger agreement” and these two transactions are collectively referred to as the “mergers.”

The combined entity will offer:

-	expertise and critical mass across all sectors of senior housing and health care real estate;

-	property management and development capabilities;

-	increased portfolio growth through expanded investment and development opportunities;

-	enhanced asset type diversification, reduced tenant concentration, and a favorable investment maturity profile; and

-	improved key portfolio metrics, including a higher non-governmental component of tenant revenues.

Under the terms of the merger agreement, each outstanding share of Windrose will be exchanged for between 0.4509 and 0.4650 shares of our common stock. The actual exchange ratio at closing will be based upon the volume-weighted average price per share of our common stock on the New York Stock Exchange for the 10 trading days that are selected by lot from the 15 trading day period ending on and including the fifth trading day prior to the closing of the mergers. The merger agreement also provides that, at the effective time of the mergers, each share of Windrose 7.5% Series A Cumulative Convertible Preferred Stock issued and outstanding immediately prior to the effective time of the mergers will be converted into one share of our 7.5% Series G Cumulative Convertible Preferred Stock, $1.00 par value per share, having substantially similar rights and preferences as the Windrose 7.5% Series A Cumulative Convertible Preferred Stock.

Windrose is a self-managed real estate investment trust based in Indianapolis, Indiana with offices in Nashville, Tennessee. Windrose was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, ambulatory surgery centers, outpatient treatment diagnostic facilities, physician group practice clinics, specialty hospitals and treatment centers. More information is available on Windrose’s Web site at www.windrosempt.com. The information on Windrose’s Web site is not part of this prospectus supplement or the accompanying prospectus.

Other information

The SEC maintains an Internet Web site at http://www.sec.gov that contains our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements, and all amendments thereto. All reports that we file with the SEC may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

The offering

Issuer	Health Care REIT, Inc.

Notes	$300 million aggregate principal amount of 4.75% convertible senior notes due 2026. We have granted to the underwriters an option to purchase up to $45 million aggregate principal amount of additional notes, solely to cover over-allotments, if any.

Maturity	The notes will mature on December 1, 2026, unless earlier redeemed, repurchased or converted.

Interest payment dates	We will pay 4.75% interest per annum on the principal amount of the notes, payable semi-annually in arrears on June 1 and December 1 of each year, starting on June 1, 2007, to holders of record at the close of business on the preceding May 15 and November 15, respectively. Interest will accrue on the notes from and including November 20, 2006 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness and all existing and future liabilities of our subsidiaries, including trade payables. As of September 30, 2006, our subsidiaries had approximately $406.4 million of indebtedness and other obligations (which includes $276 million outstanding under our unsecured lines of credit arrangements under which we and certain of our subsidiaries are co-borrowers) that would effectively rank senior to the notes. In addition, to the extent that we complete the mergers, the notes may be structurally subordinated to the indebtedness and other obligations of Windrose and its subsidiaries.

Conversion rights	The notes will be convertible into cash and, if applicable, shares of our common stock, $1.00 par value per share, based on an initial conversion rate, subject to adjustment, of 20.8833 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $47.89 per share), only in the following circumstances and to the following extent:

- the notes will be convertible during any calendar quarter after the calendar quarter ending December 31, 2006, if the closing sale price of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

- the notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes was equal to or less than 97% of the average conversion value of the notes during the note measurement period;

- the notes will be convertible if we make certain distributions on our common stock or engage in certain transactions;

- the notes will be convertible if we call the notes for redemption; and

- the notes will be convertible at any time from, and including, November 1, 2011 to, and including, December 1, 2011 and at any time from, and including, November 1, 2026 until the close of business on the business day immediately preceding December 1, 2026 or earlier redemption or repurchase.

Upon conversion, holders will receive, per $1,000 principal amount being converted, a “settlement amount” that is equal to the sum of the “daily settlement amounts” for each of the 20 trading days during the “cash settlement averaging period.”

The “cash settlement averaging period” with respect to any note means:

- for notes that are converted at any time on or after the 23rd scheduled trading day prior to the maturity date of the applicable notes, the 20 consecutive trading days beginning on, and including, the 20th scheduled trading day prior to the maturity date; and

- in all other circumstances, the 20 consecutive trading days beginning on, and including, the third trading day following the conversion date.

The “daily settlement amount” for a given trading day consists of:

- cash equal to the lesser of $50 and the “daily conversion value”; and

- to the extent the daily conversion value exceeds $50, a number of whole shares equal to:

- the excess of the daily conversion value over $50, divided by

- the volume weighted average price of our common stock on that trading day.

We refer to the cash due upon conversion as the “principal return,” and we refer to the shares, if any, that are due upon conversion as the “net shares.” The “daily conversion value” on a given trading day generally means one-twentieth of the product of the applicable conversion rate and the volume weighted average price of our common stock on that trading day.

A holder that surrenders notes for conversion in connection with a “make-whole fundamental change” that occurs before December 1, 2011 may in certain circumstances be entitled to an increased conversion rate.

See “Description of notes—Conversion Rights.”

Sinking fund	None.

Redemption of notes at our option	Prior to December 1, 2011, we cannot redeem the notes except to preserve our status as a REIT for U.S. federal income tax purposes. On or after December 1, 2011, we may from time to time at our option redeem the notes, in whole or in part. In either case, the notes shall be redeemed at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus any accrued and unpaid interest to, but excluding, the redemption date. See “Description of notes—Redemption of Notes at our Option.”

Purchase of notes by us at the option of the holder	On each of December 1, 2011, December 1, 2016 and December 1, 2021, holders may require us to purchase all or a portion of their notes at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date. See “Description of notes—Purchase of Notes by Us at the Option of the Holder.”

Right of holder to require us to repurchase notes if a fundamental change occurs	If a fundamental change, as described in this prospectus supplement, occurs, holders may require us to repurchase all or a portion of their notes for cash at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

See “Description of notes—Holders May Require Us to Repurchase Their Notes upon a Fundamental Change.”

Events of default	If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus any premium and accrued and unpaid interest may become immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of notes—Events of Default.”

Use of proceeds	The net proceeds to us from this offering will be approximately $293.6 million (or approximately $337.7 million if the underwriters exercise in full their over-allotment option). We intend to use the net proceeds to invest in additional health care and senior housing properties. Pending such use, the net proceeds primarily will be used to repay borrowings under our unsecured lines of credit arrangements. See “Use of proceeds.”

Restrictions on ownership	In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code” or the “Code”), more than 9.8% of the value of our outstanding capital stock, subject to certain exceptions. Notwithstanding any other provision of the notes, no holder of notes will be entitled to convert such notes for our common stock to the extent that receipt of our common stock would cause the holder (together with the holder’s affiliates) to exceed the ownership limit contained in our by-laws (with respect to our common stock and preferred stock) and our certificates of designation (with respect to our preferred stock). See “Restrictions on Transfer of Securities” in the accompanying prospectus.

DTC eligibility	The notes will be issued in book-entry-only form and will be represented by one or more global certificates, without interest coupons, deposited with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their notes for certificated securities. See “Description of notes—Form, Denomination and Registration of Notes.”

Listing and trading	The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “HCN.”

Certain U.S. federal tax considerations	For a discussion of certain U.S. federal tax considerations relating to the purchase, ownership and disposition of the notes and shares of common stock into which the notes are convertible, see “Certain federal income tax considerations.”

Risk factors	In analyzing an investment in the notes we are offering pursuant to this prospectus supplement, you should carefully consider, along with other matters included or incorporated by reference in this prospectus supplement, the information set forth under “Risk factors” beginning on page S-10.

For a more complete description of the terms of the notes, see “Description of notes.” For a more complete description of our common stock, see “Description of Our Common Stock” and “Description of Certain Provisions of Our Certificate of Incorporation and By-Laws” in the accompanying prospectus.

Summary financial data

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The summary selected historical consolidated financial data set forth below should be read in conjunction with “Capitalization” and “Prospectus supplement summary—Recent developments,” as well as the other information that we have filed with the SEC and incorporated by reference herein. The summary selected historical consolidated financial data for each of the years in the three-year period ended December 31, 2005 have been derived from our audited consolidated financial statements. These financial statements have been audited by Ernst & Young LLP, our independent registered public accounting firm. The following summary selected historical consolidated financial data as of and for the nine months ended September 30, 2006 and 2005 have been derived from our unaudited interim consolidated financial statements. In the opinion of our management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary, and should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 and our Annual Report on Form 10-K for the year ended December 31, 2005, as updated by our Current Report on Form 8-K filed October 20, 2006, which are incorporated by reference herein. Amounts are in thousands, except per share data.

	Year ended			Nine months ended
	December 31,			September 30,
	2003	2004	2005	2005	2006

Operating Data
Revenues	$178,560	$232,453	$275,317	$198,951	$236,229
Income from continuing operations available to common stockholders	57,617	67,098	55,427	33,554	59,922
Net income available to common stockholders	70,732	72,634	62,692	36,105	63,793
Per Share Data
Basic:
Income from continuing operations available to common stockholders	$1.32	$1.30	$1.02	$0.63	$0.99
Net income available to common stockholders	$1.62	$1.41	$1.16	$0.67	$1.05
Diluted:
Income from continuing operations available to common stockholders	$1.30	$1.29	$1.02	$0.62	$0.98
Net income available to common stockholders	$1.60	$1.39	$1.15	$0.67	$1.04
Cash distributions per common share	$2.34	$2.385	$2.46	$1.84	$1.90

SELECTED UNAUDITED ADJUSTED AND PRO FORMA CONSOLIDATED FINANCIAL DATA

The summary selected unaudited adjusted and pro forma consolidated financial data set forth below should be read in conjunction with “Capitalization” and “Prospectus supplement summary—Recent developments,” as well as the other information that we have filed with the SEC and incorporated by reference herein. The actual financial data set forth below has been derived from our unaudited interim consolidated financial statements. The as adjusted financial data set forth below gives effect to the sale of the notes offered by this prospectus supplement. The pro forma as adjusted financial data set forth below is presented as if the mergers had occurred on September 30, 2006 and includes the sale of the notes offered by this prospectus supplement. The pro forma amounts are presented for illustrative purposes only. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that would have actually occurred had the mergers been completed as of the date indicated above, nor is it necessarily indicative of the future operating results or financial position of the combined company. This information is only a summary, and should be read together with, and is qualified in its entirety by reference to, (i) our historical consolidated financial statements and notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 and our Annual Report on Form 10-K for the year ended December 31, 2005, as updated by our Current Report on Form 8-K filed October 20, 2006 and (ii) the unaudited pro forma condensed consolidated financial statements and notes and Windrose’s historical consolidated financial statements and notes thereto for the year ended December 31, 2005 and for the quarterly period ended September 30, 2006, as filed with our Current Report on Form 8-K dated November 13, 2006, which are incorporated by reference herein. Amounts are in thousands.

	September 30, 2006
			Pro forma
	Actual	As adjusted	as adjusted

Balance Sheet Data
Net real estate investments	$3,094,828	$3,094,828	$4,011,424
Total assets	3,200,829	3,224,829	4,179,270
Total debt	1,603,302	1,627,302	2,116,611
Total liabilities and minority interests	1,653,860	1,677,860	2,196,297
Total stockholders’ equity	1,546,969	1,546,969	1,982,973

Risk factors

Investing in the notes involves a high degree of risk. In addition to the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below before purchasing the notes. If any of the following risks actually occurs, our business, results of operations and financial condition will likely suffer. As a result, the trading price of the notes and our common stock may decline, and you may lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

Our expected results may not be achieved

Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including prevailing interest rates; serious issues facing the health care industry, including compliance with, and changes to, regulations and payment policies and operators’ difficulty in obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and senior housing industries; negative developments in the operating results or financial condition of operators, including, but not limited to, their ability to pay rent and repay loans; the Company’s ability to transition or sell facilities with profitable results; the failure of closings to occur as and when anticipated; acts of God affecting our properties; our ability to reinvest sale proceeds at similar rates to assets sold; operator bankruptcies or insolvencies; government regulations affecting Medicare and Medicaid reimbursement rates; liability claims and insurance costs for our operators; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting our properties; delays in reinvestment of sale proceeds; changes in rules or practices governing the Company’s financial reporting; and other factors, including REIT qualification, anti-takeover provisions and key management personnel.

Risk factors related to our operators’ revenues and expenses

Our facility operators’ revenues are primarily driven by occupancy, Medicare and Medicaid reimbursement, if applicable, and private pay rates. Expenses for these facilities are primarily driven by the costs of labor, food, utilities, taxes, insurance and rent or debt service. Revenues from government reimbursement have, and may continue, to come under pressure due to reimbursement cuts and state budget shortfalls. Liability insurance and staffing costs continue to increase for our operators. To the extent that any decrease in revenues and/or any increase in operating expenses result in a facility not generating enough cash to make payments to us, the credit of our operator and the value of other collateral would have to be relied upon.

Risk factors related to operator bankruptcies

We are exposed to the risk that our operators may not be able to meet the rent, principal and interest or other payments due us, which may result in an operator bankruptcy or insolvency, or that an operator might become subject to bankruptcy or insolvency proceedings for other reasons. Although our operating lease agreements provide us with the right to evict an operator, demand immediate payment of rent and exercise other remedies, and our loans provide us with the right to terminate any funding obligation, demand immediate repayment of principal and unpaid interest, foreclose on the collateral and exercise other remedies, the bankruptcy laws afford certain rights to a party that has filed for bankruptcy or reorganization. An operator in bankruptcy may be able to limit or delay our ability to collect unpaid rent in the case of a lease or to receive unpaid principal and interest in the case of a loan, and to exercise other rights and remedies.

Risk factors

We may be required to fund certain expenses (e.g., real estate taxes and maintenance) to preserve the value of a facility, avoid the imposition of liens on a facility and/or transition a facility to a new operator. In some instances, we have terminated our lease with an operator and relet the facility to another operator. In some of those situations, we have provided working capital loans to and limited indemnification of the new operator. If we cannot transition a leased facility to a new operator, we may take possession of that facility, which may expose us to certain successor liabilities. Should such events occur, our revenue and operating cash flow may be adversely affected.

Risk factors related to government regulations

Our operators’ businesses are affected by government reimbursement and private payor rates. To the extent that a facility receives a significant portion of its revenues from governmental payors, primarily Medicare and Medicaid, such revenues may be subject to statutory and regulatory changes, retroactive rate adjustments, recovery of program overpayments or set-offs, administrative rulings, policy interpretations, payment or other delays by fiscal intermediaries, government funding restrictions (at a program level or with respect to specific facilities) and interruption or delays in payments due to any ongoing governmental investigations and audits at such facility. In recent years, governmental payors have frozen or reduced payments to health care providers due to budgetary pressures. Health care reimbursement will likely continue to be of paramount importance to federal and state authorities. We cannot make any assessment as to the ultimate timing or effect any future legislative reforms may have on the financial condition of the skilled nursing industry, the specialty care industry or the health care industry in general. There can be no assurance that adequate reimbursement levels will continue to be available for services provided by any facility operator, whether the facility receives reimbursement from Medicare, Medicaid or private payors. Significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on an operator’s liquidity, financial condition and results of operations, which could adversely affect the ability of an operator to meet its obligations to us. In addition, the replacement of an operator that has defaulted on its lease or loan could be delayed by the approval process of any federal, state or local agency necessary for the transfer of the facility or the replacement of the operator licensed to manage the facility.

Risk factors related to liability claims and insurance costs

Long-term care facility operators (skilled nursing facilities, assisted living facilities, and independent living/continuing care retirement communities) have experienced substantial increases in both the number and size of patient care liability claims in recent years, particularly in the states of Texas and Florida. As a result, general and professional liability costs have increased and may continue to increase. Long-term care liability insurance rates have increased nationwide because of large jury awards in states like Texas and Florida. Over the past four years, both Texas and Florida have adopted skilled nursing facility liability laws that modify or limit tort damages. Despite some of these reforms, the long-term care industry overall continues to experience very high general and professional liability costs. Insurance companies have responded to this claims crisis by severely restricting their capacity to write long-term care general and professional liability policies. No assurances can be given that the climate for long-term care general and professional liability insurance will improve in any of the foregoing states or any other states where the facility operators conduct business. Insurance companies may continue to reduce or stop writing general and professional liability policies for long-term care facilities. Thus, general professional liability insurance coverage may be restricted or very costly, which may adversely affect the facility operators’ future operations, cash flows and financial condition, and may have a material adverse effect on the facility operators’ ability to meet their obligations to us.

Risk factors

Risk factors related to acquisitions

We are exposed to the risk that our future acquisitions may not prove to be successful. We could encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, and newly acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. If we agree to provide construction funding to an operator and the project is not completed, we may need to take steps to ensure completion of the project or we could lose the property. These costs may negatively affect our results of operations. Moreover, if we issue equity securities or incur additional debt, or both, to finance future acquisitions, it may reduce our per share financial results.

Risk factors related to environmental laws

Under various federal and state laws, owners or operators of real estate may be required to respond to the release of hazardous substances on the property and may be held liable for property damage, personal injuries or penalties that result from environmental contamination. These laws also expose us to the possibility that we may become liable to reimburse the government for damages and costs it incurs in connection with the contamination. Generally, such liability attaches to a person based on the person’s relationship to the property. Our tenants or borrowers are primarily responsible for the condition of the property and since we are a passive landlord, we do not “participate in the management” of any property in which we have an interest. Moreover, we review environmental site assessments of the properties that we own or encumber prior to taking an interest in them. Those assessments are designed to meet the “all appropriate inquiry” standard, which qualifies us for the innocent purchaser defense if environmental liabilities arise. Based upon such assessments, we do not believe that any of our properties are subject to material environmental contamination. However, environmental liabilities may be present in our properties and we may incur costs to remediate contamination, which could have a material adverse effect on our business or financial condition.

Risk factors related to reinvestment of sale proceeds

From time to time, we will have cash available from (1) the proceeds of sales of our securities, (2) principal payments on our loans receivable and (3) the sale of properties, including non-elective dispositions, under the terms of master leases or similar financial support arrangements. We must re-invest these proceeds, on a timely basis, in properties or in qualified short-term investments. We compete for real estate investments with a broad variety of potential investors. This competition for attractive investments may negatively affect our ability to make timely investments on terms acceptable to us. Delays in acquiring properties may negatively impact revenues and perhaps our ability to make distributions to stockholders.

Other risk factors related to our business

We are subject to a number of other risks related to our business. First, we might fail to qualify or remain qualified as a REIT. We intend to operate as a REIT under the Internal Revenue Code and believe we have and will continue to operate in such a manner. Since REIT qualification requires us to meet a number of complex requirements, it is possible that we may fail to fulfill them, and if we do, our earnings will be reduced by the amount of federal taxes owed. A reduction in our earnings would affect the amount we could distribute to our stockholders. Also, if we were not a REIT, we would not be required to make distributions to stockholders since a non-REIT is not required to pay dividends to stockholders amounting to at least 90% of its annual taxable income (including 100% of capital gains).

Second, our certificate of incorporation and by-laws contain anti-takeover provisions (staggered board provisions, restrictions on share ownership and transfer and super majority stockholder approval requirements for business combinations) that could make it more difficult for or even prevent a third

Risk factors

party from acquiring us without the approval of our incumbent board of directors. Provisions and agreements that inhibit or discourage takeover attempts could reduce the market value of our common stock.

Third, we are dependent on key personnel. Although we have entered into employment agreements with our executive officers, losing any one of them could, at least temporarily, have an adverse impact on our operations. We believe that losing more than one would have a material adverse impact on our business.

RISKS RELATED TO THE MERGERS

We may not consummate the mergers.

The merger agreement that we entered into with Windrose is subject to a number of conditions, including, among other things, the approval of Windrose’s shareholders. If the transaction with Windrose is not consummated, our growth prospects may be negatively impacted. Accordingly, in making an investment decision to purchase the notes, you should consider our operations both on a stand-alone basis and on a combined basis with Windrose and consider the possibility that the transaction with Windrose may not be consummated.

The closing of the mergers poses risks for the ongoing operations of Health Care REIT, including that:

-	following the mergers, we may not achieve expected cost savings and operating efficiencies, such as the elimination of redundant administrative costs;

-	the Windrose portfolio may not perform as well as we anticipate due to various factors, including changes in macro-economic conditions and the demand for specialty medical properties;

-	unforeseen difficulties may arise in integrating Windrose assets into our portfolio due to differences in the types of facilities in which we and Windrose invest; and

-	we may not effectively integrate Windrose’s operations and systems, including its accounting systems.

If we fail to successfully integrate Windrose and/or to realize the intended benefits of the mergers, the market price of our common stock could decline from its market price after the mergers, and this may depress the trading price of the notes.

If the IRS successfully asserts that we were not or will not continue to be qualified as a REIT, or that Windrose is not a REIT at the effective time of the mergers, we will incur adverse tax consequences.

We have been organized as, and believe that our past and present operations qualifies us as, a REIT. In addition, following the mergers, we intend to operate in a manner that will allow us to continue to qualify as a REIT. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within our control. If we fail to qualify as a REIT, we will not be allowed a deduction for dividends paid to stockholders in computing taxable income and will become subject to federal income tax at regular corporate tax rates. In such an event, we could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, we will also be disqualified from treatment as a REIT for the four taxable years following the year in which we lost our qualification. If Windrose fails to qualify as a REIT at the time of the mergers, we will be subject to tax at the highest regular corporate rate on the

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built-in gain on each Windrose asset existing at the time of the mergers if we were to dispose of the asset within the ten-year period following the merger.

RISKS RELATED TO THE NOTES AND OUR COMMON STOCK

Our business operations may not generate the cash needed to service our indebtedness.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will enable us to pay our indebtedness, including the notes we are offering in this prospectus supplement. As adjusted to include the sale of these notes, assuming the underwriters do not exercise their over-allotment option, our total consolidated debt as of September 30, 2006 would have been approximately $1.6 billion, which would have represented approximately 51% of our total capitalization as of that date. In addition, to the extent that we complete the mergers, we will assume the indebtedness and other obligations of Windrose and its subsidiaries. The indenture for the notes will not restrict our ability to incur additional indebtedness.

The notes will be effectively subordinated to our secured indebtedness and subordinated to all liabilities of our subsidiaries from time to time outstanding.

The notes are obligations only of Health Care REIT, Inc. and will not be guaranteed by our subsidiaries or secured by any of our or their properties or assets. Our subsidiaries, which own approximately 45% of our real estate investments as of September 30, 2006, are separate legal entities and have no obligation to pay any amounts due pursuant to the notes.
As of September 30, 2006, our subsidiaries had approximately $406.4 million of indebtedness and other obligations (which includes $276 million outstanding under our unsecured lines of credit arrangements under which we and certain of our subsidiaries are co-borrowers) that would effectively rank senior to the notes. In addition, to the extent that we complete the mergers, the notes may be structurally subordinated to the indebtedness and other obligations of Windrose and its subsidiaries. See “Description of other indebtedness.”

Volatility of the market price of our common stock may depress the trading price of the notes.

Since January 1, 2004, the trading price of our common stock on the New York Stock Exchange has ranged from a low of $27.70 per share to a high of $42.24 per share. Because the notes are convertible into shares of our common stock in certain circumstances, volatility in the price of our common stock may depress the trading price of the notes. The risk of volatility and depressed prices of our common stock also applies to holders who receive shares of common stock upon conversion of their notes.

The share price of our common stock depends upon several factors, including, but not limited to: our financial condition, performance and prospects; general economic and financial market conditions; changes in estimates by analysts; the market for similar securities issued by REITs; and our ability to meet analysts’ estimates. In addition, the market price of our common stock may be affected by future sales of our securities, including additional issuances of common stock and securities convertible into common stock.

These factors, among others, could significantly depress the trading price of the notes and the price of our common stock issued upon conversion of the notes.

In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the notes, or any common stock that holders receive upon conversion of the notes.

Risk factors

The net share settlement feature of the notes may have adverse consequences.

The net share settlement feature of the notes, as described under “Description of notes—Conversion Rights—Payment upon conversion,” may:

-	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

-	reduce our liquidity;

-	delay holders’ receipt of the consideration due upon conversion; and

-	subject holders to market risk before receiving any shares upon conversion.

If the notes are convertible, upon conversion, holders will receive cash and, if applicable, shares of our common stock based on the sum of the “daily settlement amounts” described in this prospectus supplement for the 20 consecutive trading days that begins on, and includes, the third trading day after the day the notes are tendered for conversion, subject to certain exceptions in connection with conversions during a period immediately preceding the maturity date of the notes as described in this prospectus supplement. We refer to this 20 trading day period as the “cash settlement averaging period.”

We will generally deliver the cash and, if applicable, shares of common stock issuable upon conversion as soon as practicable, but in no event more than three business days after the last trading day in the cash settlement averaging period, which will generally be at least 22 trading days after the date holders tender their notes for conversion. In addition, because the consideration due upon conversion is based in part on the trading prices of our common stock during the cash settlement averaging period, any decrease in the price of our common stock after you tender your notes for conversion may significantly decrease the value of the consideration you receive. Furthermore, because we must settle at least a portion of our conversion obligation in cash, the conversion of notes may significantly reduce our liquidity.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

As described under “Description of notes—Conversion Rights—Adjustments to the conversion rate,” we will adjust the conversion rate of the notes for certain events, including, among others:

-	the issuance of stock dividends on our common stock;

-	the issuance of certain rights or warrants;

-	certain subdivisions and combinations of our capital stock;

-	certain cash dividends;

-	the distribution of capital stock, indebtedness or assets; and

-	certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. If we engage in any of these types of transactions, the value of the common stock into which your notes may be convertible may be diluted. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate may occur.

Risk factors

The increase in the conversion rate applicable to notes that holders convert in connection with a make-whole fundamental change may not adequately compensate you for the lost option time value of your notes as a result of that fundamental change.

If a make-whole fundamental change occurs before December 1, 2011, we will under certain circumstances increase the conversion rate applicable to holders who convert their notes within a specified time frame. The amount of the increase in the conversion rate depends on the date when the fundamental change becomes effective and the applicable price described in this prospectus supplement. See “Description of notes—Conversion Rights—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.”

Although the increase in the conversion rate is designed to compensate you for the lost option time value of your notes as a result of the make-whole fundamental change, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if:

-	the make-whole fundamental change occurs on or after December 1, 2011;

-	you surrender a note for conversion in connection with a make-whole fundamental change we have announced, but the make-whole fundamental change is not consummated; or

-	the applicable price is greater than $120.00 per share or less than $39.09 per share (in each case, subject to adjustment).

Furthermore, a holder may not receive the additional consideration payable as a result of the increase in the conversion rate until the third business day after the effective date of the make-whole fundamental change, or even later, which could be a significant period of time after the date the holder has tendered its notes for conversion. In addition, we will not increase the conversion rate, with respect to a make-whole fundamental change, to an amount (subject to adjustment) that exceeds 25.5820 shares per $1,000 principal amount of notes. Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

We may not have the ability to purchase the notes on the purchase dates or upon a fundamental change or to pay the cash payment due upon conversion.

On each of December 1, 2011, December 1, 2016 and December 1, 2021, holders may require us to purchase, for cash, all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, that date. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, that date. In addition, upon conversion of the notes, we must pay the principal return in cash. We may not have sufficient funds to pay the repurchase price or principal return when due. In addition, the terms of any borrowing agreements which we may enter into from time to time may require early repayment of borrowings under circumstances similar to those constituting a fundamental change. These agreements may also make our repurchase of notes, or the cash payment due upon conversion of the notes, an event of default under the agreements. If we fail to repurchase the notes or pay the cash payment due upon conversion when required, we will be in default under the indenture governing the notes. See “Description of notes—Conversion Rights,” “Description of notes—Purchase of Notes by Us at the Option of the Holder” and “Description of notes—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.”

Risk factors

You may not be able to convert your notes into cash and, if applicable, shares of our common stock before November 1, 2026, other than during the period from November 1, 2011 to December 1, 2011, and the value of the notes could be less than the value of the common stock into which your notes could otherwise be converted.

Prior to November 1, 2026, other than during the period from November 1, 2011 to December 1, 2011, the notes are convertible into cash and, if applicable, shares of our common stock only if specified conditions are met. These conditions may not be met. If these conditions for conversion are not met, you will not be able to convert your notes and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture for the notes does not:

-	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

-	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

-	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

-	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

-	restrict our ability to repurchase our securities;

-	restrict our ability to pledge our assets or those of our subsidiaries; or

-	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but would not constitute a “fundamental change” that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase feature of the notes as a significant factor in evaluating whether to invest in the notes.

If an active and liquid trading market for the notes does not develop, the market price of the notes may decline and you may be unable to sell your notes.

The notes are a new issue of securities for which there is currently no public market. We do not intend to list the notes on any national securities exchange. An active trading market may not develop for the notes. Even if a trading market for the notes develops, the market may not be liquid. If an active trading market does not develop, you may be unable to resell your notes or may only be able to sell them at a substantial discount.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the net proceeds from this offering to invest in additional health care and senior housing properties, and, pending such use, the net proceeds primarily will be used to repay borrowings under our unsecured lines of credit arrangements. However, we will retain broad discretion over the use

Risk factors

of the proceeds from this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

Ownership limitations in our by-laws and certificates of designation may impair the ability of holders to convert notes into our common stock.

In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 9.8% of the value of our outstanding capital stock, subject to certain exceptions. For this purpose, all options, warrants, convertible securities or other rights to acquire our common stock will be treated as if all such rights had been exercised. Notwithstanding any other provision of the notes, no holder of notes will be entitled to convert such notes for our common stock to the extent that receipt of our common stock would cause the holder (together with the holder’s affiliates) to exceed the ownership limit contained in our by-laws (with respect to our common stock and preferred stock) and our certificates of designation (with respect to our preferred stock). See “Restrictions on Transfer of Securities” in the accompanying prospectus.

Provisions in the indenture for the notes, our certificate of incorporation and by-laws and Delaware law could discourage an acquisition of us by a third party, even if the acquisition would be favorable to you.

If a “fundamental change” (as defined in the indenture) occurs, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In the event of a “make-whole fundamental change,” we also may be required to increase the conversion rate applicable to notes surrendered for conversion in connection with such make-whole fundamental change. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions, including the provisions of our charter documents and Delaware law described under “Description of Certain Provisions of Our Certificate of Incorporation and By-Laws” in the accompanying prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

An adverse rating of the notes may cause their trading price to fall.

If a rating agency rates the notes, it may assign a rating that is lower than the ratings assigned to our other debt. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

You may have to pay U.S. taxes if we adjust the conversion rate in certain circumstances, even if you do not receive any cash.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, certain cash dividends and certain other events that affect our capital structure. See “Description of notes—Conversion Rights—Adjustments to the conversion rate.” If we adjust the conversion rate, or if we fail to make certain adjustments, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. See “Certain federal income tax considerations” on page S-61.

We believe that the notes do not constitute “U.S. real property interests” and therefore we currently would not be required to withhold on payments to non-U.S. holders under the

Risk factors

Foreign Investment in Real Property Act, or FIRPTA. There can be no assurance, however, that the notes will not constitute U.S. real property interests in the future.

Although we are not currently aware of any facts that would cause our conclusion to change, depending on the facts in existence at the time of any sale, redemption, repurchase, conversion, or retirement of notes, it is possible that the notes could constitute U.S. real property interests. If so, non-U.S. holders of notes would be subject to withholding on payments in connection with such a sale, redemption, repurchase, conversion, or retirement regardless of whether such non-U.S. holders provide certification documenting their non-U.S. status. See “Certain federal income tax considerations—Non-U.S. Holders.”

As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only when we deliver shares of common stock, if any, to you upon conversion of your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to have received common stock, if any, upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock. In addition, because of the contingent conversion and net share settlement features of the notes, you may not be able to convert your notes other than during the period from November 1, 2011 to December 1, 2011 and the one month period immediately preceding the maturity date, and you may not receive any shares upon conversion.

Holders of our outstanding shares of preferred stock have, and holders of any future outstanding shares of preferred stock will have, liquidation, dividend and other rights that are senior to the rights of the holders of our common stock.

Since our board of directors has the authority to designate and issue preferred stock with liquidation, dividend and other rights that are senior to those of our common stock, our issued and outstanding shares of preferred stock, as well as any that may be issued in the future, would receive, upon our voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of our common stock, their liquidation preferences as well as any accrued and unpaid distributions. These payments would reduce the remaining amount of our assets, if any, available for distribution to holders of our common stock.

Our ability to pay dividends in the future is subject to many factors.

Our ability to pay dividends may be impaired if any of the risks described in this prospectus supplement and the accompanying prospectus or incorporated by reference herein and in the accompanying prospectus, were to occur. In addition, payment of our dividends depends upon our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time.

Forward-looking statements

This prospectus supplement and the documents incorporated by reference contain statements that constitute “forward-looking statements” as that term is defined in the federal securities laws. These forward-looking statements include those regarding:

-	the possible expansion of our portfolio;

-	the sale of properties;

-	the performance of our operators and properties;

-	our ability to enter into agreements with new viable tenants for properties that we take back from financially troubled tenants, if any;

-	our ability to make distributions;

-	our policies and plans regarding investments, financings and other matters;

-	our tax status as a real estate investment trust;

-	our ability to appropriately balance the use of debt and equity;

-	our ability to access capital markets or other sources of funds; and

-	our ability to meet our earnings guidance.

For example, when we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to the risks discussed above, in the sections captioned “Risk factors” in this prospectus supplement and “Cautionary Statement Concerning Forward-Looking Statements and Risk Factors” in the accompanying prospectus and the documents that are incorporated herein by reference.

Ratio of earnings to fixed charges

The table below sets forth our ratio of earnings to fixed charges for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. For purposes of calculating this ratio, “earnings” includes pretax income from continuing operations before extraordinary items, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. “Fixed charges” consists of interest expensed and capitalized and the amortized premiums, discounts and capitalized expenses related to indebtedness.

						Nine months
						ended
	Year ended December 31,					September 30,
	2001	2002	2003	2004	2005	2005	2006

Consolidated ratio of earnings to fixed charges (unaudited)	2.37	2.24	2.13	2.03	1.89	1.77	1.96

Use of proceeds

The net proceeds from the sale of the notes will be approximately $293.6 million, after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds to invest in additional health care and senior housing properties. Pending such use, we intend to use the net proceeds primarily to repay borrowings under our unsecured lines of credit arrangements and other outstanding indebtedness. As of November 10, 2006, we had an outstanding balance of $208.5 million under our unsecured lines of credit arrangements bearing interest at an average rate of 6.3%.

Affiliates of certain of the underwriters are lenders under our Third Amended and Restated Loan Agreement, dated as of July 26, 2006, as amended. Pending investments in additional properties, we intend to use the net proceeds of this offering primarily to repay borrowings under such agreement. See “Underwriting.” Pending their ultimate use, any net proceeds from this offering may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or direct or guaranteed obligations of the United States.

Capitalization

The following table sets forth our capitalization as of September 30, 2006: on a historical basis; on an as adjusted basis to give effect to the sale of the notes offered by this prospectus supplement (assuming no exercise of the underwriters’ over-allotment option and not giving effect to the conversion of the notes); and on a pro forma as adjusted basis to give effect to the sale of the notes offered by this prospectus supplement (assuming no exercise of the underwriters’ over-allotment option and not giving effect to the conversion of the notes) and the consummation of the mergers. Completion of the mergers is subject to a number of conditions, and we cannot assure you that the mergers will be completed.

	September 30, 2006
			Pro forma
	Actual	As adjusted	as adjusted

		(in thousands)

Cash and cash equivalents	$15,490	$33,090	$27,400
Debt:
Borrowings under unsecured lines of credit arrangements(1)	276,000	0	71,250
Senior notes due 2007	52,500	52,500	52,500
Senior notes due 2008	42,330	42,330	42,330
Senior notes due 2012	250,000	250,000	250,000
Senior notes due 2013	300,000	300,000	300,000
Senior notes due 2015	250,000	250,000	250,000
Senior notes due 2016	300,000	300,000	300,000
4.75% convertible senior notes due 2026	0	300,000	300,000
Liability to subsidiary trust issuing preferred securities	0	0	53,513
Other long-term obligations	130,405	130,405	494,951

Total debt	1,601,235	1,625,235	2,114,544
Stockholders’ equity:
Preferred Stock, $1.00 par value; authorized—25,000,000 shares
Series D Cumulative Redeemable Preferred Stock; 4,000,000 shares issued and outstanding	100,000	100,000	100,000
Series E Cumulative Convertible and Redeemable Preferred Stock; 74,989 shares issued and outstanding	1,875	1,875	1,875
Series F Cumulative Redeemable Preferred Stock; 7,000,000 shares issued and outstanding	175,000	175,000	175,000
Series G Cumulative Convertible Preferred Stock; 2,100,000 shares issued and outstanding	0	0	52,500
Common Stock, $1.00 par value; authorized— 125,000,000 shares; 63,143,473 shares issued; 63,067,226 shares outstanding(2)	63,005	63,005	72,881
Capital in excess of par value	1,469,491	1,469,491	1,848,792
Treasury stock	(2,714)	(2,714)	(2,714)
Cumulative net income	909,894	909,894	904,221
Cumulative dividends	(1,171,302)	(1,171,302)	(1,171,302)
Accumulated other comprehensive income	0	0	0
Other equity	1,720	1,720	1,720

Total stockholders’ equity	1,546,969	1,546,969	1,982,973

Total capitalization	$3,148,204	$3,172,204	$4,097,517

(footnotes on following page)

Capitalization

(1)	$208.5 million was outstanding under our unsecured lines of credit arrangements at November 10, 2006.

(2)	Excludes: (i) 587,961 shares of common stock reserved for issuance that relate to outstanding options under our 1995 Stock Incentive Plan and our 2005 Long-Term Incentive Plan; (ii) 38,331 shares of common stock reserved for issuance that relate to outstanding options under our Stock Plan for Non-Employee Directors; (iii) 1,634,404 shares of common stock reserved for issuance under our dividend reinvestment and stock purchase plan; and (iv) 57,401 shares of common stock reserved for issuance that relate to the Series E Cumulative Convertible and Redeemable Preferred Stock.

You should read this table in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2005, as updated by our Current Report on Form 8-K dated October 20, 2006, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and our consolidated financial statements, related notes and other financial information that we have incorporated by reference into this prospectus supplement and the accompanying prospectus.

Price range of shares and dividend history

Our common stock is traded on the New York Stock Exchange under the symbol “HCN.” As of September 30, 2006, there were 5,757 holders of record of our common stock. The following table sets forth, for the periods shown, the high and low sale prices of our common stock as reported by the NYSE, for the periods indicated, and cash dividends per share. On November 14, 2006, the last reported sale price of our common stock as reported by the NYSE was $39.09 per share.

	Price of shares		Dividends
	High	Low	per share

Year Ended December 31, 2003
First Quarter	$27.92	$24.84	$0.585
Second Quarter	30.73	26.10	0.585
Third Quarter	31.82	29.25	0.585
Fourth Quarter	36.10	30.68	0.585
Year Ended December 31, 2004
First Quarter	$40.65	$35.77	$0.585
Second Quarter	40.88	27.70	0.600
Third Quarter	35.20	31.11	0.600
Fourth Quarter	38.15	34.41	0.600
Year Ended December 31, 2005
First Quarter	$38.04	$31.15	$0.600
Second Quarter	37.99	31.69	0.620
Third Quarter	39.20	35.13	0.620
Fourth Quarter	37.37	33.35	0.620
Year Ended December 31, 2006
First Quarter	$38.50	$33.68	$0.620
Second Quarter	38.09	32.80	0.640
Third Quarter	40.12	34.55	0.640
Fourth Quarter (through November 14, 2006)	42.24	38.89	*

*	The current annualized dividend rate is $0.64. The next quarterly dividend will be paid on November 20, 2006 to stockholders of record as of October 31, 2006 and will represent our 142nd consecutive quarterly dividend payment.

Under the real estate investment trust rules of the Internal Revenue Code, we are required to pay at least 90% of our ordinary taxable income (including 100% of capital gains) as dividends in order to avoid taxation as a corporation. The declaration of dividends is at the discretion of our board of directors and depends upon our distributable funds, financial requirements, tax considerations and other factors. Decisions with respect to the distribution of capital gains are made on a case-by-case basis. A portion of our dividends paid may be deemed either capital gain income or a return of capital, or both, to our stockholders. We provide our stockholders with an annual statement which designates the taxability of their dividends.

We have a dividend reinvestment and stock purchase plan under which stockholders of record may invest all or a portion of their dividends and up to an additional $5,000 per month to purchase additional shares. Additionally, investors who are not stockholders of the Company may use this plan to make an initial investment in the Company’s shares of up to $5,000. We have the discretion to grant waivers for purchases in excess of $5,000.

Selected consolidated financial data

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HEALTH CARE REIT

The selected historical consolidated financial data set forth below should be read in conjunction with “Capitalization” and “Prospectus supplement summary—Recent developments,” as well as the other information that we have filed with the SEC and incorporated by reference herein. See “Where you can find additional information” beginning on page S-71. The selected historical consolidated financial data for each of the years in the five-year period ended December 31, 2005 have been derived from our audited consolidated financial statements. These financial statements have been audited by Ernst & Young LLP, our independent registered public accounting firm. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2006 and 2005 have been derived from our unaudited interim consolidated financial statements. In the opinion of our management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary, and should be read together with, and is qualified in its entirety by reference to, our historical consolidated financial statements and notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 and our Annual Report on Form 10-K for the year ended December 31, 2005, as updated by our Current Report on Form 8-K filed October 20, 2006, which are incorporated by reference herein. Amounts are in thousands, except per share data.

	Year ended December 31,					Nine months ended September 30,
	2001	2002	2003	2004	2005	2005	2006

Operating Data
Revenues	$103,393	$132,782	$178,560	$232,453	$275,317	$198,951	$236,229
Income from continuing operations available to common stockholders	35,092	43,244	57,617	67,098	55,427	33,554	59,922
Net income available to common stockholders	47,044	55,191	70,732	72,634	62,692	36,105	63,793
Per Share Data
Basic:
Income from continuing operations available to common stockholders	$1.15	$1.18	$1.32	$1.30	$1.02	$0.63	$0.99
Net income available to common stockholders	$1.54	$1.50	$1.62	$1.41	$1.16	$0.67	$1.05
Diluted:
Income from continuing operations available to common stockholders	$1.13	$1.16	$1.30	$1.29	$1.02	$0.62	$0.98
Net income available to common stockholders	$1.52	$1.48	$1.60	$1.39	$1.15	$0.67	$1.04
Cash distributions per common share	$2.34	$2.34	$2.34	$2.385	$2.46	$1.84	$1.90

Selected consolidated financial data

	December 31,					September 30,
	2001	2002	2003	2004	2005	2005	2006

Balance Sheet Data
Net real estate investments	$1,213,564	$1,524,457	$1,992,446	$2,441,972	$2,849,518	$2,616,288	$3,094,828
Total assets	1,267,543	1,591,482	2,184,088	2,552,171	2,972,164	2,736,898	3,200,829
Total debt	488,916	673,703	1,014,541	1,192,958	1,500,818	1,373,154	1,603,302
Total liabilities	509,673	694,250	1,034,409	1,216,892	1,541,408	1,417,202	1,653,860
Total stockholders’ equity	757,870	897,232	1,149,679	1,335,279	1,430,756	1,319,696	1,546,969

Selected consolidated financial data

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF WINDROSE

The selected historical consolidated financial data of Windrose set forth below should be read in conjunction with “Capitalization” and “Prospectus supplement summary—Recent developments,” as well as the other information that we have filed with the SEC and incorporated by reference herein. See “Where you can find additional information” beginning on page S-71. The following selected historical consolidated financial data for (i) each of the years in the three-year period ended December 31, 2005 and for the period from August 16, 2002 (inception) to December 31, 2002 for Windrose and (ii) the period from January 1, 2002 to August 15, 2002 and the year ended December 31, 2001 for Windrose’s accounting predecessor, have been derived from Windrose’s audited consolidated financial statements. These financial statements have been audited by KPMG LLP, Windrose’s independent registered public accounting firm. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2006 and 2005 have been derived from Windrose’s unaudited interim consolidated financial statements. In the opinion of Windrose’s management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods. Results for the interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and should be read together with, and is qualified in its entirety by reference to, Windrose’s historical consolidated financial statements and notes thereto for the quarterly period ended September 30, 2006 and for the year ended December 31, 2005, as filed with our Current Report on Form 8-K dated November 13, 2006, which is incorporated by reference herein. Amounts are in thousands, except per share data. Completion of the mergers is subject to a number of conditions, and we cannot assure you that the mergers will be completed.

			August 16,
			2002
	Year ended	January 1, 2002	(inception) to	Year ended
	December 31,	through	December 31,	December 31,
	2001	August 15, 2002	2002	2002	Year ended December 31,			Nine months ended September 30,
	(Predecessor)	(Predecessor)	(Windrose)	(Combined)	2003	2004	2005	2005	2006

Operating Data
Revenues(1)	$4,568	$4,145	$9,901	$14,046	$17,485	$32,261	$50,122	$33,680	$70,049
Income (loss) from continuing operations available to common shareholders	(51)	(1,016)	43	(972)	1,106	3,651	2,783	2,692	(724)
Net income (loss) available to common shareholders	(51)	(1,016)	43	(972)	1,248	4,053	4,018	3,933	(724)
Per Share Data
Basic:
Income (loss) from continuing operations available to common shareholders			$0.01		$0.19	$0.35	$0.20	$0.21	$(0.04)
Net income (loss) available to common shareholders			$0.01		$0.21	$0.39	$0.29	$0.30	$(0.04)

Selected consolidated financial data

			August 16,
			2002
	Year ended	January 1, 2002	(inception) to	Year ended
	December 31,	through	December 31,	December 31,
	2001	August 15, 2002	2002	2002	Year ended December 31,			Nine months ended September 30,
	(Predecessor)	(Predecessor)	(Windrose)	(Combined)	2003	2004	2005	2005	2006

Diluted:
Income (loss) from continuing operations available to common shareholders			$0.01		$0.19	$0.35	$0.20	$0.21	$(0.04)
Net income (loss) available to common shareholders			$0.01		$0.21	$0.39	$0.29	$0.30	$(0.04)
Cash distributions per common share			$0.00		$0.61	$0.88	$0.90	$0.675	$0.695

	December 31,
	2001	December 31,				September 30,
	(Predecessor)	2002	2003	2004	2005	2005	2006

Balance Sheet Data
Net real estate investments	$0	$63,565	$162,105	$303,128	$667,841	$419,484	$707,738
Total assets	1,535	75,265	187,893	324,974	702,436	446,533	773,048
Total debt	687	9,664	76,893	187,134	435,147	228,185	468,036
Total liabilities and minority interests	1,915	17,888	85,735	205,568	464,271	251,390	496,816
Total shareholders’ equity (deficit)	(379)	57,377	102,158	119,406	238,165	195,143	276,232

(1)	Includes reclassifications to conform certain amounts with our presentation.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following selected unaudited pro forma condensed consolidated financial data is presented as if the mergers had occurred as of January 1, 2005 for income statement purposes and on September 30, 2006 for balance sheet purposes. This data should be read in conjunction with, and the information is qualified in its entirety by, (i) our historical consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2005, as updated by our Current Report on Form 8-K filed on October 20, 2006, (ii) our historical consolidated financial statements and notes thereto contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006, and (iii) the unaudited pro forma condensed consolidated financial statements and notes and Windrose’s historical consolidated financial statements and notes thereto for the year ended December 31, 2005 and for the quarterly period ended September 30, 2006, as filed with our Current Report on Form 8-K dated November 13, 2006. Each of the foregoing have been incorporated by reference herein. Completion of the mergers is subject to a number of conditions, and we cannot assure you that the mergers will be completed.

Selected consolidated financial data

The pro forma amounts in the table below are presented for illustrative purposes only. You should not rely on the pro forma amounts as being indicative of the financial position or results of operations of the combined company that would have actually occurred had the mergers been completed as of the dates indicated above, nor is it necessarily indicative of the future operating results or financial position of the combined company. See also “Risk factors—Risks Related to the Mergers—We may not consummate the mergers.” The pro forma amounts in the table below have not been adjusted to give effect to the sale of the notes offered by this prospectus supplement. Amounts are in thousands, except per share data.

		Nine months
	Year ended	ended
	December 31,	September 30,
	2005	2006

Operating Data
Revenues	$359,884	$308,880
Income from continuing operations	70,179	74,147
Income from continuing operations available to common stockholders	46,590	55,206
Other Data
Average number of common shares outstanding:
Basic	63,986	70,642
Diluted	64,686	71,289
Per Share Data
Basic:
Income from continuing operations	$1.10	$1.05
Income from continuing operations available to common stockholders	$0.73	$0.78
Diluted:
Income from continuing operations	$1.08	$1.04
Income from continuing operations available to common stockholders	$0.72	$0.77
Cash distributions per common share	$2.46	$1.90

September 30,
2006

Balance Sheet Data
Net real estate investments	$4,011,424
Total assets	4,172,870
Total debt	2,110,211
Total liabilities and minority interests	2,189,897
Total stockholders’ equity	1,982,973

Management and directors

The following table sets forth certain information regarding our Executive Officers and Directors:

Executive Officers

Name	Age	Office

George L. Chapman	59	Chairman and Chief Executive Officer
Raymond W. Braun	48	President
Erin C. Ibele	44	Senior Vice President-Administration and Corporate Secretary
Charles J. Herman, Jr.	41	Executive Vice President and Chief Investment Officer
Scott A. Estes	35	Senior Vice President and Chief Financial Officer
Jeffrey H. Miller	46	Executive Vice President and General Counsel
Michael A. Crabtree	49	Vice President and Treasurer

Board of Directors

Name	Age	Position

William C. Ballard, Jr.	66	Of Counsel, Greenebaum Doll & McDonald PLLC and Director of UnitedHealth Group Incorporated
Pier C. Borra	66	Chairman and Chief Executive Officer of CORA Health Services, Inc.
George L. Chapman	59	Chairman and Chief Executive Officer
Thomas J. DeRosa	48	Former Vice-Chairman and Chief Financial Officer of The Rouse Company and former Global Co-Head of the Health Care Investment Banking Group of Deutsche Bank
Jeffrey H. Donahue	60	President and Chief Executive Officer of The Enterprise Social Investment Corporation and former Executive Vice President and Chief Financial Officer of The Rouse Company
Peter J. Grua	52	Managing Partner of HLM Venture Partners and Director of Renal Care Group, Inc. and DrugMax, Inc.
Sharon M. Oster	58	Professor of Management and Entrepreneurship, Yale University School of Management
R. Scott Trumbull	58	Chairman and Chief Executive Officer of Franklin Electric Co., Inc. and former Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc.

If the mergers with Windrose are completed, (1) Fred S. Klipsch, Chairman and Chief Executive Officer of Windrose, will be appointed to the Company’s Board of Directors (provided that such appointment does not violate any applicable legal requirements or the rules of the NYSE) and will become the Vice Chairman of the Company, (2) Frederick L. Farrar, President, Chief Operating Officer and Treasurer of Windrose, will become an Executive Vice President of the Company and Senior Vice President of the Medical Properties Division, and (3) Daniel R. Loftus, Executive Vice President, Secretary and General Counsel of Windrose, will become a Senior Vice President of the Company and Executive Vice President of the Medical Properties Division.

Description of notes

We will issue the notes under an indenture, to be dated as of November 20, 2006, between us and The Bank of New York Trust Company, N.A., as trustee, as supplemented by a supplemental indenture thereto, to be dated as of November 20, 2006, relating to the notes. We refer to the indenture as so supplemented as the “indenture.” The following summary of the terms of the notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes and the indenture. We will provide copies of the indenture to you upon request. The indenture is also available for inspection at the office of the trustee. The notes and the indenture, and not this description, define your legal rights as a holder of the notes.

The following description of the particular terms of the notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is hereby made. For purposes of this summary, the terms “Health Care REIT,” “we,” “us” and “our” refer only to Health Care REIT, Inc. and not to any of its subsidiaries, unless we specify otherwise.

GENERAL

The notes we are offering:

-	are initially limited to $300 million aggregate principal amount, or $345 million if the underwriters exercise in full their over-allotment option; we may, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby, provided that such additional notes constitute part of the same issue as the notes offered hereby for U.S. federal income tax purposes; the notes offered by this prospectus supplement and the accompanying prospectus and any such additional notes would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture;

-	bear interest at a rate of 4.75% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2007, to holders of record at the close of business on the preceding May 15 and November 15, respectively, except as described below;

-	will be issued in denominations of integral multiples of $1,000 principal amount;

-	are our unsecured indebtedness and are equal in right of payment to our senior unsecured indebtedness as described under “—Ranking”:

-	are convertible into cash and, if applicable, shares of our common stock based on an initial conversion rate of 20.8833 shares per $1,000 principal amount of notes (which represents an initial conversion price of approximately $47.89 per share) under the conditions and subject to such adjustments described under “—Conversion rights”;

-	are redeemable, in whole or in part, by us at any time on or after December 1, 2011, at a redemption price in cash equal to 100% of the principal amount of the notes we redeem, plus accrued and unpaid interest to, but excluding, the redemption date, as described under “—Redemption of notes at our option”; the notes are also redeemable at any time prior to maturity to the extent necessary to preserve our status as a REIT;

-	are subject to purchase by us at the option of the holder on each of December 1, 2011, December 1, 2016 and December 1, 2021, at a purchase price in cash equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to, but excluding, the purchase date, as described under “—Purchase of notes by us at the option of the holder”;

-	are subject to repurchase by us at the option of the holder upon a fundamental change, as described under “—Holders may require us to repurchase their notes upon a fundamental change,” at a

Description of notes

repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date; and

-	mature on December 1, 2026, unless previously redeemed, repurchased or purchased by us or converted.

All cash payments on the notes will be made in U.S. dollars.

We will issue the notes in denominations of integral multiples of $1,000 principal amount, without coupons. We will initially issue the notes as global securities in book-entry form. We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of notes, then we will mail a check to that holder’s registered address.

You may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent. We have appointed the trustee as the initial conversion agent, registrar and paying agent for the notes.

We will not provide a sinking fund for the notes. The indenture does not contain any financial covenants and will not limit our ability to incur additional indebtedness, including senior or secured indebtedness, pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “—Holders may require us to repurchase their notes upon a fundamental change” and “—Consolidation, merger and sale of assets.”

If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

INTEREST PAYMENTS

We will pay interest on the notes at a rate of 4.75% per annum, payable semi-annually in arrears on each June 1 and December 1 of each year, beginning on June 1, 2007. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding May 15 and November 15, respectively. Interest will accrue on the notes from and including November 20, 2006 or from and including the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.

If notes are converted after a record date but prior to the next interest payment date, holders of such notes at the close of business on the record date will, on the corresponding interest payment date, receive the interest payable on such notes on that interest payment date notwithstanding the conversion. However, a holder who surrenders a note for conversion after a record date but prior to the next interest payment date must pay to the conversion agent, upon surrender, an amount equal to the amount of interest payable on the corresponding interest payment date on the note being converted; provided that no such interest payment need be made to us:

-	if the note is surrendered for conversion after the record date immediately preceding the final maturity date of that note;

Description of notes

-	if we have called the note for redemption;

-	if we have specified a repurchase date following a fundamental change that is after a record date but on or prior to the next interest payment date, and the note is tendered for conversion after such record date and on or before such interest payment date; or

-	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

CONVERSION RIGHTS

If the conditions for conversion of the notes described below, including those described under “—Conditions for conversion” and “—Conversion procedures,” are satisfied, holders of notes may, subject to prior maturity, redemption or repurchase, convert their notes in integral multiples of $1,000 principal amount into cash in an amount described below and, if applicable, shares of our common stock, based on an initial conversion rate of 20.8833 shares of our common stock per $1,000 principal amount of notes, subject to adjustment as described below. This rate results in an initial conversion price of approximately $47.89 per share. We will not issue fractional shares of common stock upon conversion of the notes and instead will pay a cash adjustment for fractional shares based on the volume-weighted average price per share of our common stock on the last trading day of the cash settlement averaging period. Except as described above, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the notes, and we will not adjust the conversion rate to account for accrued and unpaid interest.

On conversion, the holders of notes will, to the extent they receive any shares of our common stock upon conversion, receive, in addition to the consideration that is otherwise due upon conversion, the rights under any future stockholder rights plan (i.e., a poison pill) that we may establish, unless the rights have separated from our common stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, other assets or certain rights or warrants as described in the fourth bullet point under “—Adjustments to the conversion rate” below, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In certain circumstances, a holder must pay interest if the conversion occurs between a record date and an interest payment date. See “—Interest Payments” above.

The conversion right with respect to any notes we have called for redemption will expire at the close of business on the last business day immediately preceding the redemption date, unless we default in the payment of the redemption price. A note for which a holder has delivered a purchase notice or a fundamental change repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if the holder withdraws the notice in accordance with the indenture, unless we default in the payment of the purchase price or fundamental change repurchase price. In all cases, the right to convert the notes will terminate at the close of business on the business day immediately preceding the maturity date.

Conversion procedures

To convert a certificated note, the holder must complete the conversion notice on the back of the note and deliver it, together with the note and any required interest payment, to the office of the conversion agent for the notes, which will initially be the office of the trustee. In addition, the holder must pay any tax or duty payable as a result of any transfer involving the issuance or delivery of the shares of common stock in a name other than that of the registered holder of the note. The note will be deemed to be converted on the date on which the holder has satisfied all of these requirements. We refer to this

Description of notes

date as the “conversion date.” To convert interests in a global note, the holder must comply with DTC’s then applicable conversion program procedures.

A holder that has delivered a purchase notice or repurchase notice with respect to a note, as described below, may convert that note only if the holder withdraws the notice in accordance with the indenture. See “—Purchase of Notes by Us at the Option of the Holder” and “—Holders May Require Us to Repurchase Their Notes upon a Fundamental Change.”

We will deliver, through the conversion agent, the cash and, if applicable, through our transfer agent, shares of common stock issuable upon conversion as soon as practicable, but in no event more than three business days after the last trading day in the “cash settlement averaging period” described below. However, if a holder surrenders a note for conversion in connection with a “make-whole fundamental change” under circumstances where we must increase the conversion rate applicable to that note, then we will deliver, through the conversion agent, the consideration that is payable on account of the increase in the conversion rate as soon as practicable, but in no event after the third business day after the later of:

-	the date the holder surrenders the note for conversion;

-	the last trading day in the applicable cash settlement averaging period; and

-	the effective date of the make-whole fundamental change.

See “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.”

For a discussion of certain tax consequences to a holder that converts notes, see “Certain federal income tax considerations—Conversion of the Notes.”

Payment upon conversion

Holders that tender their notes for conversion will receive cash and, if applicable, shares of our common stock as follows. Upon conversion, holders will receive, per $1,000 principal amount being converted, a “settlement amount” that is equal to the sum of the “daily settlement amounts” (as described below) for each of the 20 trading days during the “cash settlement averaging period” (as described below).

The “cash settlement averaging period” with respect to any note means:

-	if the note is converted during the period beginning on the 23rd scheduled trading day prior to the maturity date, the 20 consecutive trading days beginning on, and including, the 20th scheduled trading day prior to the maturity date; and

-	in all other circumstances, the 20 consecutive trading days beginning on, and including, the third trading day following the conversion date.

The “daily settlement amount,” for each of the 20 trading days during the cash settlement averaging period, consists of:

-	cash equal to the lesser of $50 and the “daily conversion value” (as described below); and

-	to the extent the daily conversion value exceeds $50, a number of shares equal to:

-	the excess of the daily conversion value over $50, divided by

-	the “volume-weighted average price” per share of our common stock on that trading day.

We will deliver cash in lieu of any fractional shares of common stock based on the volume-weighted average price per share of our common stock on the last trading day of the cash settlement averaging period.

Description of notes

We refer to the cash due upon conversion as the “principal return,” and we refer to the shares, if any, that are due upon conversion as the “net shares.” The “daily conversion value” on a given trading day generally means one-twentieth of the product of:

-	the applicable conversion rate; and

-	the volume-weighted average price per share of our common stock on that trading day.

The “volume-weighted average price” per share of our common stock on a trading day is the volume-weighted average price per share of our common stock on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal exchange or over-the-counter market on which our common stock is then listed or traded, from 9:30 a.m. to 4:00 p.m., New York City time, on that trading day, as displayed by Bloomberg. If such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized investment banking firm retained for this purpose by us.

“Trading day” generally means any day during which:

-	trading in our common stock generally occurs;

-	there is no “market disruption event” (a described below); and

-	a closing sale price for our common stock is provided on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded.

“Market disruption event” generally means either:

-	a failure by the primary United States national securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session; or

-	the occurrence or existence prior to 1:00 p.m. on any trading day for our common stock for an aggregate of at least 30 minutes of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the cash due upon conversion. Furthermore, payment of cash upon conversion may violate the terms of our then existing indebtedness. See “Risk factors—Risks Related to the Notes and our Common Stock—We may not have the ability to purchase the notes on the purchase dates or upon a fundamental change or to pay the cash payment due upon conversion.” Our failure to pay cash on the notes when converted would result in an event of default with respect to the notes.

Conditions for conversion

The notes will become convertible only in certain circumstances, which we describe below. If the notes become convertible, we will provide written notice to each holder, at its address appearing in the security register, and we will publicly announce, through a reputable national newswire service, and publish on our website, that the notes have become convertible, stating, among other things:

-	the event causing the notes to become convertible;

-	the time during which the notes will be convertible as a result of that event;

-	if that event is a transaction described under “—Conversion upon the occurrence of certain corporate transactions,” the anticipated effective date of the transaction; and

Description of notes

-	the procedures holders must follow to convert their notes, including the name and address of the conversion agent.

We will mail the notice, and make the public announcement and publication, as soon as practicable, but in no event later than the open of business on the first date the notes become convertible as a result of the event. If we fail to mail the notice or make the public announcement or publication by that time, then the notes will remain convertible for an additional business day for each business day, on or after the first date the notes become convertible, that we fail to mail such notice or make such public announcement or publication. In addition, if the event causing the notes to become convertible is a make-whole fundamental change for which we must increase the conversion rate applicable to holders that convert their notes in connection with that make-whole fundamental change, as described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change,” then the increased conversion rate will continue to apply to holders that convert their notes during any period that the convertibility of the notes pursuant to that make-whole fundamental change is so extended.

Holders may surrender their notes for conversion only in the circumstances described below. In all cases, the right to convert the notes will terminate at the close of business on the business day immediately preceding the maturity date.

Conversion based on price of common stock
Prior to maturity or earlier redemption or repurchase, holders may surrender their notes for conversion during any calendar quarter after the calendar quarter ending December 31, 2006, if the “closing sale price” (as defined in the indenture) of our common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 120% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter as determined by us. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex date” (as defined in the indenture) of the event occurs, during that 30 consecutive trading day period.

The “closing sale price” of our common stock on any trading day generally means the closing sale price per share of our common stock (or, if no closing sale price per share is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such trading day on the U.S. principal national securities exchange on which our common stock is listed or, if our common stock is not listed on a U.S. national securities exchange, as otherwise provided in the indenture.

Conversion upon satisfaction of the trading price condition
Prior to maturity or earlier redemption or repurchase, holders may surrender their notes for conversion during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the average trading price per $1,000 principal amount of notes, as determined by us following a request by a holder of notes in accordance with the procedures described below, was equal to or less than 97% of the average conversion value of the notes during the note measurement period. We refer to this condition as the “trading price condition.”

For purposes of the trading price condition, the “conversion value” per $1,000 principal amount of notes on a trading day is the product of the closing sale price per share of our common stock and the conversion rate of the notes in effect on that trading day.

Description of notes

Except as described below, the “trading price” of the notes on any day generally means the average secondary market bid quotations obtained by the bid solicitation agent for $5.0 million principal amount of notes at approximately 4:00 p.m., New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will instead be used, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. Even still, if on a given day:

-	the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of notes from an independent nationally recognized securities dealer; or

-	in the reasonable, good faith judgment of our board of directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be equal to 97% of the product of the closing sale price of our common stock on that day and the conversion rate in effect on that day.

The bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder of at least $1.0 million in aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be equal to or less than 97% of the conversion value of the notes. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes for each of the next five trading days and on each following trading day until the trading price condition is no longer satisfied.

Conversion based on redemption
If we call a note for redemption, the holder of that note may surrender the note for conversion at any time before the close of business on the business day immediately preceding the redemption date.

Conversion upon the occurrence of certain corporate transactions
If:

-	a “fundamental change,” as described under “—Holders may require us to repurchase their notes upon a fundamental change,” or a “make-whole fundamental change,” as described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” occurs; or

-	we are party to a consolidation, amalgamation, statutory arrangement, merger or binding share exchange pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then a holder may surrender its notes for conversion at any time during the period that begins on, and includes, the 30th day before the date we originally announce as the anticipated effective date of the transaction and ends on, and includes, the 30th day after the actual effective date of the transaction. In addition, if the transaction is a “make-whole fundamental change,” then the notes may also be surrendered for conversion at any time during the “make-whole conversion period” described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change,” and if the transaction is a “fundamental change,” then the notes may also be surrendered for conversion at any time until, and including, the fundamental change repurchase date for that fundamental change. Holders that convert their notes in connection with a “make-whole fundamental change” may in some circumstances also be entitled to an increased conversion rate. See “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change.”

Description of notes

In addition, if we take any action, or become aware of any event, that would require an adjustment to the conversion rate as described in the third, fourth, fifth (other than the distribution of regular quarterly cash dividends) or sixth bullet point under “—Adjustments to the conversion rate” below, then we must mail to holders written notice of the action or event at least 20 days before the record, effective or expiration date, as the case may be, of the transaction. Holders may surrender their notes for conversion beginning on the date we mail the notice (or, if earlier, the date the indenture requires us to mail the notice) until the close of business on the business day immediately preceding the “ex date” (as defined in the indenture) of the transaction or the expiration date for such transaction or until we announce that the transaction will not take place.

Conversion during specified periods
The notes may be surrendered for conversion at any time from, and including, November 1, 2011 to, and including, December 1, 2011 and at any time from, and including, November 1, 2026 until the close of business of the business day immediately preceding December 1, 2026 or earlier redemption or repurchase.

Change in the conversion right upon certain reclassifications, business combinations and asset sales

Except as provided in the indenture and as described below, if we reclassify our common stock or are party to a consolidation, amalgamation, statutory arrangement, merger or binding share exchange, or if there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets, in each case pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of cash, securities or other property (the “reference property”), which a holder of such note would have received (assuming, if applicable, that the holder would have made the applicable election referred to in the immediately following paragraph) if the holder had converted the note and, upon such conversion, received, immediately before the transaction, a number of shares of our common stock equal to the conversion rate then applicable multiplied by the principal amount (expressed in thousands) of the note. However, at and after the effective time of the transaction, the principal return payable upon conversion of the notes will continue to be payable in cash (instead of reference property), but the daily conversion value will be calculated based on the fair value of the reference property. A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

If a transaction described above occurs and holders of our common stock have the opportunity to elect the form of consideration to receive in that transaction, then we will make adequate provision to give holders of the notes, treated as a single class, a reasonable opportunity to elect the form of such consideration for purposes of determining the composition of the “reference property” described above. Once the election is made, it will apply to all holders of our notes after the effective time of the transaction.

We will agree in the indenture not to become a party to such a transaction unless its terms are consistent with these provisions.

Description of notes

Adjustments to the conversion rate

Subject to the terms of the indenture, we will adjust the conversion rate for:

-	dividends or distributions on our common stock payable in shares of our common stock to all holders of our common stock;

-	subdivisions, combinations or certain reclassifications of our common stock;

-	distributions to all or substantially all holders of our common stock of certain rights or warrants (other than, as described below, rights distributed pursuant to a stockholder rights plan) entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our common stock, or securities convertible into or exchangeable or exercisable for shares of our common stock, at a price per share that is less than the “current market price” (as defined in the indenture) per share of our common stock on the record date for the distribution;

-	dividends or other distributions to all or substantially all holders of our common stock of shares of our or any of our existing or future subsidiaries’ capital stock (other than our common stock), evidences of indebtedness or other assets (other than dividends or distributions covered by the bullet points below) or the dividend or distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered in the immediately preceding bullet point or, as described below, certain rights or warrants distributed pursuant to a stockholder rights plan) to purchase or subscribe for our securities;

-	cash dividends or other cash distributions to all or substantially all holders of our common stock, other than:

-	distributions in respect of tender or exchange offers described in the bullet point below; and

-	regular quarterly cash dividends, to the extent the aggregate amount of such dividends in any quarterly period does not exceed $0.64 per share of our common stock ($0.64 being the “Reference Dividend Amount”); and

-	distributions of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, to the extent that such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the closing sale price per share of our common stock on the first trading day after the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

Subject to the provisions of the indenture, if we distribute cash in accordance with the fifth bullet point above, then we will generally increase the conversion rate based on the following formula:

CR1 = CR0 x MP0 / (MP0 − C)

where

CR0 =	the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 =	the new conversion rate immediately on and after the ex-dividend date for such distribution;

MP0 =	“current market price” (as defined in the indenture) per share of our common stock on the record date for the distribution; and

C =	the amount in cash per share that we distribute to holders of our common stock that exceeds the Reference Dividend Amount.

The Reference Dividend Amount is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the Reference Dividend

Description of notes

Amount for any adjustment made to the conversion rate under the fifth bullet point. Notwithstanding the foregoing, if an adjustment is required to be made under the fifth bullet point as result of a distribution that is not a regular quarterly dividend, the Reference Dividend Amount will be deemed to be zero.

We will not adjust the conversion rate for such cash dividends or other cash distributions pursuant to this provision to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock ($1.00), subject to adjustment for stock splits and combinations, stock dividends, reclassifications and similar events.

“Current market price” per share of our common stock on a date generally means the average of the closing sale prices of our common stock for the 10 consecutive trading days ending on, but excluding, the earlier of that date or the ex date with respect to the distribution requiring such computation. We will make adjustments to the current market price in accordance with the indenture to account for the occurrence of certain events during the 10 consecutive trading day period.

To the extent any of the rights, options or warrants described in the bullet points above are not exercised before they expire, we will readjust the conversion rate to the conversion rate that would then be in effect if such rights, options or warrants had not been distributed. If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then we will not adjust the conversion rate pursuant to the bullet points above until the earliest of these triggering events occurs.

The indenture does not require us to adjust the conversion rate for any of the transactions described in the bullet points above if we make provision for each holder of the notes to participate in the transaction without conversion as if such holder held a number of shares equal to the conversion rate in effect on the ”ex date” or effective date, as the case may be, for such transaction multiplied by the principal amount (expressed in thousands) of the applicable notes held by such holder.

We will not adjust the conversion rate pursuant to the bullet points above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. In addition, at the end of each fiscal year, beginning with the fiscal year ending on December 31, 2006, we will give effect to any adjustments that we have otherwise deferred pursuant to this provision, and those adjustments, if any, will no longer be carried forward and taken into account in any subsequent adjustment. Furthermore, if we mail a notice of redemption or a fundamental change or make-whole fundamental change, or any transaction described under “—Conversion upon the occurrence of certain corporate transactions” above, occurs, then we will give effect to all adjustments that we have otherwise deferred pursuant to this provision.

To the extent permitted by law and the continued listing requirements of the NYSE, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to holders at least 15 days before the day the increase commences. However, we cannot decrease the conversion price below the par value per share of our common stock ($1.00), subject to adjustment for stock splits and combinations, stock dividends, reclassifications and similar events. In addition, we may also increase the conversion rate as we determine to be advisable in order to avoid taxes to recipients of certain distributions.

On conversion, the holders of notes will, to the extent they receive any shares of our common stock upon conversion, receive, in addition to the consideration that is otherwise due upon conversion, the rights under any future stockholder rights plan (i.e., a poison pill) that we may establish, unless the

Description of notes

rights have separated from our common stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock shares of our capital stock, evidences of indebtedness, other assets or certain rights or warrants as described in the fourth bullet point under “—Adjustments to the conversion rate” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

-	a taxable distribution to holders of common stock which results in an adjustment to the conversion rate; or

-	an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our common stock and could also occur if we make other distributions of cash or property to our stockholders. See “Certain federal income tax considerations—Conversion of the Notes.”

Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change

If, prior to December 1, 2011:

-	there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934 (we refer to such a transaction as an “asset sale make-whole fundamental change”); or

-	there occurs any transaction or series of related transactions (other than a “listed stock business combination” as described under “—Holders may require us to repurchase their notes upon a fundamental change”), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, amalgamation, statutory arrangement, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash (we refer to such any transaction described in this or the immediately preceding bullet point as a “make-whole fundamental change”), then we will increase the conversion rate applicable to notes that are surrendered for conversion at any time from, and including, the 30th day before the date we originally announce as the anticipated effective date of the make-whole fundamental change to, and including, the 40th business day after the effective date of the make-whole fundamental change (or, if the make-whole fundamental change also constitutes a “fundamental change,” as described under “—Holders may require us to repurchase their notes upon a fundamental change,” to, and including, the fundamental change repurchase date for that fundamental change). We refer to this period as the “make-whole conversion period.”

We will mail to holders, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, and publish on our website, the anticipated effective date of any proposed make-whole fundamental change. We must make this mailing, announcement and publication at least 30 days before the anticipated effective date of the make-whole fundamental change. In addition, no later than the third business day after the completion of the make-whole fundamental change, we must make an additional notice, announcement and publication announcing such completion.

Description of notes

If a holder surrenders a note for conversion in connection with a make-whole fundamental change we have announced, but the make-whole fundamental change is not consummated, then the holder will not be entitled to the increased conversion rate referred to above in connection with the conversion.

The increase in the conversion rate
In connection with the make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the “effective date,” and the “applicable price.” If the make-whole fundamental change is a transaction or series of related transactions described in the second bullet point under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change” and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for our common stock in the make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of our common stock in the make-whole fundamental change. If the make-whole fundamental change is an asset sale make-whole fundamental change and the consideration paid for our property and assets consists solely of cash, then the “applicable price” will be the cash amount paid for our property and assets, expressed as an amount per share of our common stock outstanding on the effective date of the asset sale make-whole fundamental change. In all other cases, the “applicable price” will be the average of the “closing sale prices” (as defined in the indenture) per share of our common stock for the five consecutive trading days immediately preceding the effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex date of the event occurs, at any time during those five consecutive trading days.

The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to notes that are converted during the make-whole conversion period. The increased conversion rate will be used to determine the amount of cash and, if applicable, shares that are due upon conversion, as described under “—Payment upon conversion” above. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below by multiplying the applicable price in effect immediately before the adjustment by a fraction:

-	whose numerator is the conversion rate in effect immediately before the adjustment; and

-	whose denominator is the adjusted conversion rate.

In addition, we will adjust the number of additional shares in the table below in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the conversion rate.”

Description of notes

Number of additional shares
(per $1,000 principal amount of notes)

	Effective Date
	November 15,	December 1,	December 1,	December 1,	December 1,	December 1,
Applicable Price	2006	2007	2008	2009	2010	2011

$39.09	4.6987	4.6987	4.6987	4.6987	4.6987	4.6987
$45.00	2.6337	2.5783	2.4514	2.2593	1.9475	1.3389
$50.00	1.5003	1.4166	1.2855	1.0920	0.7815	0.0000
$55.00	0.8169	0.7322	0.6279	0.4847	0.2890	0.0000
$60.00	0.4291	0.3577	0.2918	0.2138	0.1394	0.0000
$65.00	0.2314	0.1779	0.1486	0.1224	0.1082	0.0000
$70.00	0.1483	0.1112	0.1040	0.0996	0.0983	0.0000
$75.00	0.1197	0.0923	0.0915	0.0911	0.0910	0.0000
$80.00	0.1084	0.0848	0.0847	0.0847	0.0847	0.0000
$85.00	0.1009	0.0791	0.0791	0.0791	0.0791	0.0000
$90.00	0.0945	0.0742	0.0742	0.0741	0.0741	0.0000
$95.00	0.0888	0.0697	0.0697	0.0697	0.0697	0.0000
$100.00	0.0837	0.0657	0.0657	0.0657	0.0657	0.0000
$105.00	0.0791	0.0621	0.0621	0.0621	0.0621	0.0000
$110.00	0.0749	0.0588	0.0588	0.0588	0.0588	0.0000
$115.00	0.0711	0.0558	0.0558	0.0558	0.0558	0.0000
$120.00	0.0676	0.0531	0.0531	0.0531	0.0531	0.0000

The numbers of additional shares set forth in the table above are based on a closing sale price per share of our common stock of $39.09 on November 14, 2006, a conversion rate of 20.8833 per $1,000 principal amount of notes and certain other assumptions.

The exact applicable price and effective date may not be as set forth in the table above, in which case:

-	if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable;

-	if the actual applicable price is greater than $120.00 per share (subject to adjustment), we will not increase the conversion rate; and

-	if the actual applicable price is less than $39.09 per share (subject to adjustment), we will not increase the conversion rate.

However, we will not increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 25.5820 shares per $1,000 principal amount. We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the conversion rate.

Because we may not deliver the consideration due solely as a result of the increase in the conversion rate described above until after the effective date of the make-whole fundamental change, such consideration may not consist of shares of our common stock as a result of the provisions described above under the caption “—Change in the conversion right upon certain reclassifications, business combinations and asset sales.” Accordingly, the shares, if any, due as a result of such increase may be paid in reference property.

Description of notes

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

REDEMPTION OF NOTES AT OUR OPTION

Prior to December 1, 2011, we cannot redeem the notes except to preserve our status as a REIT. If, at any time, we determine it is necessary to redeem the notes in order to preserve our status as a REIT, we may redeem the notes, in whole or in part, for cash equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, we may redeem the notes at our option, in whole or in part, at any time, and from time to time, on or after December 1, 2011, on a date not less than 30 nor more than 60 days after the day we mail a redemption notice to each holder of notes to be redeemed at the address of the holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes we redeem plus any accrued and unpaid interest to, but excluding, the redemption date. However, if a redemption date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the redemption price will not include any accrued and unpaid interest. The redemption date must be a business day.

For a discussion of certain tax consequences to a holder upon a redemption of notes, see “Certain federal income tax considerations—Disposition.”

If the paying agent holds money sufficient to pay the redemption price due on a note on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the redemption price upon delivery of the note.

The conversion right with respect to any notes we have called for redemption will expire at the close of business on the last business day immediately preceding the redemption date, unless we default in the payment of the redemption price.

If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 principal amount by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. However, we may redeem the notes only in integral multiples of $1,000 principal amount. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the principal amount of the note that is subject to redemption will be reduced by the principal amount that the holder converted.

We will not redeem any notes at our option if the principal amount of the notes has been accelerated and the acceleration has not been rescinded on or before the redemption date.

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

On each of December 1, 2011, December 1, 2016 and December 1, 2021 (each, a “purchase date”), a holder may require us to purchase all or a portion of the holder’s outstanding notes, at a price in cash equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to, but excluding, the purchase date, subject to certain additional conditions. However, we will, on the purchase date, pay the accrued and unpaid interest to, but excluding, the purchase date to the holder of record at the close of business on the immediately preceding record date. Accordingly, the holder submitting the note for purchase will not receive this accrued and unpaid interest unless that holder was also the holder of record at the close of business on the immediately preceding record date.

Description of notes

On each purchase date, we will purchase all notes for which the holder has delivered and not withdrawn a written purchase notice. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days before the purchase date until the close of business on the business day immediately preceding the purchase date.

For a discussion of certain tax consequences to a holder receiving cash upon a purchase of the notes at the holder’s option, see “Certain federal income tax considerations—Disposition.”

We will give notice on a date that is at least 20 business days before each purchase date to all holders at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, stating, among other things:

-	the amount of the purchase price;

-	that notes with respect to which the holder has delivered a purchase notice may be converted, if otherwise convertible, only if the holder withdraws the purchase notice in accordance with the terms of the indenture; and

-	the procedures that holders must follow to require us to purchase their notes, including the name and address of the paying agent.

To require us to purchase its notes, the holder must deliver a purchase notice that states:

-	the certificate numbers of the holder’s notes to be delivered for purchase, if they are in certificated form;

-	the principal amount of the notes to be purchased, which must be an integral multiple of $1,000; and

-	that the notes are to be purchased by us pursuant to the applicable provisions of the indenture.

A holder that has delivered a purchase notice may withdraw the purchase notice by delivering a written notice of withdrawal to the paying agent before the close of business on the business day before the purchase date. The notice of withdrawal must state:

-	the name of the holder;

-	a statement that the holder is withdrawing its election to require us to purchase its notes;

-	the certificate numbers of the notes being withdrawn, if they are in certificated form;

-	the principal amount being withdrawn, which must be an integral multiple of $1,000; and

-	the principal amount, if any, of the notes that remain subject to the purchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the purchase price for a note for which the holder has delivered and not withdrawn a purchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. We will pay the purchase price for the note on the later of the purchase date and the time of delivery of the note, together with necessary endorsements.

If the paying agent holds on a purchase date money sufficient to pay the purchase price due on a note in accordance with the terms of the indenture, then, on and after that purchase date, the note will cease to be outstanding and interest on the note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the purchase price upon delivery of the note.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the purchase price for all notes holders have elected to have us purchase. Furthermore, the terms of our then existing indebtedness may prohibit our payment of the purchase price. See “Risk factors—Risks

Description of notes

Related to the Notes and our Common Stock—We may not have the ability to purchase the notes on the purchase dates or upon a fundamental change or to pay the cash payment due upon conversion.” Our failure to purchase the notes when required would result in an event of default with respect to the notes.

We will not purchase any notes at the option of holders if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

In connection with any purchase offer, we will, to the extent applicable:

-	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

-	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.

HOLDERS MAY REQUIRE US TO REPURCHASE THEIR NOTES UPON A FUNDAMENTAL CHANGE

If a “fundamental change,” as described below, occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus, except as described below, any accrued and unpaid interest to, but excluding, the “fundamental change repurchase date,” as described below.

However, if the fundamental change repurchase date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the repurchase price will not include any accrued and unpaid interest.

We must repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date must be no later than 35 days, and no earlier than 20 days, after the date we have mailed a notice of the fundamental change, as described below.

Within 20 business days after the occurrence of a fundamental change, we must mail to all holders of notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change. We must also publish the notice in The New York Times, the Wall Street Journal or another newspaper of national circulation. The notice must state, among other things:

-	the events causing the fundamental change;

-	the date of the fundamental change;

-	the fundamental change repurchase date;

-	the last date on which a holder may exercise the repurchase right;

-	the fundamental change repurchase price;

-	the names and addresses of the paying agent and the conversion agent;

-	the procedures that holders must follow to exercise their repurchase right;

-	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

-	that notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.

Description of notes

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:

-	the certificate numbers of the notes that the holder will deliver for repurchase, if they are in certificated form;

-	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

-	that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

-	the name of the holder;

-	a statement that the holder is withdrawing its election to require us to repurchase its notes;

-	the certificate numbers of the notes being withdrawn, if they are in certificated form;

-	the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

-	the principal amount, if any, of the notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

To receive payment of the fundamental change repurchase price for a note for which the holder has delivered and not withdrawn a fundamental change repurchase notice, the holder must deliver the note, together with necessary endorsements, to the paying agent at any time after delivery of the fundamental change repurchase notice. We will pay the fundamental change repurchase price for the note on the later of the fundamental change repurchase date and the time of delivery of the note, together with necessary endorsements.

For a discussion of certain tax consequences to a holder upon the exercise of the repurchase right, see “Certain federal income tax considerations—Disposition.”

If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on a note in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the holder delivers the note to the paying agent. Thereafter, all other rights of the holder terminate, other than the right to receive the fundamental change repurchase price upon delivery of the note.

A “fundamental change” generally will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”

A “change in control” generally will be deemed to occur at such time as:

-	any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

-	there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), including any group acting for the purpose of acquiring,

Description of notes

holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934;

-	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

-	the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

-	both of the following conditions are satisfied (we refer to such a transaction as a “listed stock business combination”):

-	at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights traded on a U.S. national securities exchange (or which will be so traded when issued or exchanged in connection with such consolidation or merger); and

-	as a result of such consolidation or merger, the notes, upon conversion, will become convertible into cash and, if applicable, solely such common stock and associated rights;

-	the following persons cease for any reason to constitute a majority of our board of directors:

-	individuals who on the first issue date of the notes constituted our board of directors; and

-	any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved; or

-	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.

A “termination of trading” is deemed to occur if our common stock (or other common stock into which the notes are then convertible) is no longer listed for trading on a U.S. national securities exchange.

We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. Furthermore, the terms of our then existing indebtedness may prohibit our payment of the fundamental change repurchase price. See “Risk factors—Risks Related to the Notes and our Common Stock—We may not have the ability to purchase the notes on the purchase dates or upon a fundamental change or to pay the cash payment due upon conversion.” Our failure to repurchase the notes when required would result in an event of default with respect to the notes.

We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including additional senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes.

Description of notes

In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you.

We will not repurchase any notes at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

In connection with any fundamental change offer, we will, to the extent applicable:

-	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws; and

-	file a Schedule TO or any other required schedule under the Securities Exchange Act of 1934 or other applicable laws.

RANKING

The notes will be our unsecured senior obligations and will rank equally with all our other unsecured senior indebtedness. However, the notes will be effectively subordinated to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness. The notes will also be structurally subordinated to all liabilities, including trade payables and lease obligations, if any, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in these assets, will be structurally subordinated to the claims of that subsidiary’s creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by us.

As of September 30, 2006, approximately 45% of our real estate investments were owned by our subsidiaries. However, the notes are exclusively our obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for payment on the notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions, may depend on the earnings or financial condition of those subsidiaries and are subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

The indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

For a description of our existing indebtedness and that of our subsidiaries, see “Description of other indebtedness.”

CONSOLIDATION, MERGER AND SALE OF ASSETS

The indenture prohibits us from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of our property or assets to another person (including pursuant to a statutory arrangement), whether in a single transaction or series of related transactions, unless, among other things:

-	such person assumes all of our obligations under the notes and the indenture;

-	no default or event of default exists immediately after giving effect to the transaction or series of transactions; and

Description of notes

-	the person formed by such consolidation, the person with or into which we are merged or the person which leases or acquires, by sale, transfer, conveyance or otherwise, all or substantially all of our property or assets, is an entity organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

When the successor assumes all of our obligations under the indenture, except in the case of a lease, our obligations under the indenture will terminate.

Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their notes, as described under “—Holders may require us to repurchase their notes upon a fundamental change.”

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our property or assets.

EVENTS OF DEFAULT

The following are events of default under the indenture for the notes:

-	our failure to pay the principal of or premium, if any, on any note when due, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a fundamental change repurchase date with respect to a fundamental change or otherwise;

-	our failure to pay an installment of interest on any note when due, if the failure continues for 30 days after the date when due;

-	our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right;

-	our failure to timely provide notice as described under “—Adjustment to the conversion rate upon the occurrence of a make-whole fundamental change,” “—Purchase of notes by us at the option of the holder” or “—Holders may require us to repurchase their notes upon a fundamental change”;

-	our failure to comply with any other term, covenant or agreement contained in the notes or the indenture, if the failure is not cured within 60 days after notice to us by the trustee or to the trustee and us by holders of at least 25% in aggregate principal amount of the notes then outstanding, in accordance with the indenture;

-	a default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on, indebtedness for money borrowed in the aggregate principal amount then outstanding of $10.0 million or more, which default results in the acceleration of our or our subsidiaries’ indebtedness for money borrowed in such aggregate principal amount or more so that it becomes due and payable before the date on which it would otherwise have become due and payable, if such default is not cured or waived, or such acceleration is not rescinded, within 10 days after notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of notes then outstanding, in accordance with the indenture;

-	failure by us or any of our subsidiaries to pay final judgments, the aggregate uninsured portion of which is at least $10.0 million, if the judgments are not paid or discharged within 30 days; and

-	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S-X under the Securities Exchange Act of 1934).

If an event of default, other than an event of default referred to in the last bullet point above with respect to us (but including an event of default referred to in that bullet point solely with respect to a significant subsidiary of ours), has occurred and is continuing, either the trustee, by written notice to us, or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written

Description of notes

notice to us and the trustee, may declare the principal of, and any accrued and unpaid interest, and any premium on, all notes to be immediately due and payable. In the case of an event of default referred to in the last bullet point above with respect to us (and not solely with respect to a significant subsidiary of ours), the principal of, and accrued and unpaid interest, and any premium on, all notes will automatically become immediately due and payable.

After any such acceleration, the holders of a majority in aggregate principal amount of the notes, by written notice to the trustee, may rescind or annul such acceleration in certain circumstances, if:

-	the rescission would not conflict with any order or decree;

-	all events of default, other than the non-payment of accelerated principal, premium or interest, have been cured or waived; and

-	certain amounts due to the trustee are paid.

The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand. Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

-	the holder gives the trustee written notice of a continuing event of default;

-	the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to pursue the remedy;

-	the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; and

-	the trustee fails to comply with the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the notes then outstanding, a direction that is inconsistent with the request.

However, the above limitations do not apply to a suit by a holder to enforce:

-	the payment of any amounts due on that holder’s notes after the applicable due date; or

-	the right to convert that holder’s notes in accordance with the indenture.

Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

-	in the payment of principal of, or premium, if any, or interest on, any note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

-	arising from our failure to convert any note in accordance with the indenture; or

-	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

We will promptly notify the trustee if a default or event of default occurs. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they are aware of any default or event of default by us in performing any of our obligations under the indenture or the notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance

Description of notes

with the indenture, the trustee must mail to each holder a notice of the default or event of default within 30 days after receipt of such notice. However, the trustee need not mail the notice if the default or event of default:

-	has been cured or waived; or

-	is not in the payment of any amounts due with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of holders.

MODIFICATION AND WAIVER

We may amend or supplement the indenture or the notes with the consent of the trustee and holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture or notes. However, without the consent of the holders of each outstanding note affected, no amendment, supplement or waiver may:

-	change the stated maturity of the principal of, or the payment date of any installment of interest or any premium on, any note;

-	reduce the principal amount of, or any premium or interest on, any note;

-	change the place, manner or currency of payment of principal of, or any premium or interest on, any note;

-	impair the right to institute a suit for the enforcement of any payment on, or with respect to, or of the conversion of, any note;

-	modify, in a manner adverse to the holders of the notes, the provisions of the indenture relating to the right of the holders to require us to purchase notes at their option or upon a fundamental change;

-	modify the ranking provisions of the indenture in a manner adverse to the holders of notes;

-	adversely affect the right of the holders of the notes to convert their notes in accordance with the indenture;

-	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a modification or amendment of the indenture or the notes;

-	reduce the percentage in aggregate principal amount of outstanding notes whose holders must consent to a waiver of compliance with any provision of the indenture or the notes or a waiver of any default or event of default; or

-	modify the provisions of the indenture with respect to modification and waiver (including waiver of a default or event of default), except to increase the percentage required for modification or waiver or to provide for the consent of each affected holder.

We may, with the trustee’s consent, amend or supplement the indenture or the notes without notice to or the consent of any holder of the notes to:

-	evidence the assumption of our obligations under the indenture and the notes by a successor upon our consolidation or merger or the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets in accordance with the indenture;

-	make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications or changes in our common stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our property or assets;

-	secure our obligations in respect of the notes;

-	add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us; or

Description of notes

-	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture.

In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not, individually or in the aggregate with all other changes, adversely affect the rights of any holder.

Except as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, by notice to the trustee, generally may:

-	waive compliance by us with any provision of the indenture or the notes, as detailed in the indenture; and

-	waive any past default or event of default and its consequences, except a default or event of default:

-	in the payment of principal of, or premium, if any, or interest on, any note or in the payment of the redemption price, purchase price or fundamental change repurchase price;

-	arising from our failure to convert any note in accordance with the indenture; or

-	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

DISCHARGE

We may generally satisfy and discharge our obligations under the indenture by:

-	delivering all outstanding notes to the trustee for cancellation; or

-	depositing with the trustee or the paying agent after the notes have become due and payable, whether at stated maturity or any redemption date, purchase date or fundamental change repurchase date, cash, and, if applicable as provided in the indenture, other consideration, sufficient to pay all amounts due on all outstanding notes and paying all other sums payable under the indenture.

In addition, in the case of a deposit, there must not exist a default or event of default on the date we make the deposit, and the deposit must not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which we are a party or by which we are bound.

The notes will not be subject to either the full defeasance or covenant defeasance provisions of the indenture.

OWNERSHIP LIMIT

In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 9.8% of the value of our outstanding capital stock, subject to certain exceptions. For this purpose, all options, warrants, convertible securities or other rights to acquire our common stock will be treated as if all such rights had been exercised. Notwithstanding any other provision of the notes, no holder of notes will be entitled to convert such notes for our common stock to the extent that receipt of our common stock would cause the holder (together with the holder’s affiliates) to exceed the ownership limit contained in our by-laws (with respect to our common stock and preferred stock) and our certificates of designation (with respect to our preferred stock). See “Restrictions on Transfer of Securities” in the accompanying prospectus.

CALCULATIONS IN RESPECT OF NOTES

We and our agents are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, the determination of the trading price of the notes,

Description of notes

the current market price of our common stock, the number of shares, if any, issuable upon conversion of the notes and amounts of interest payable on the notes and adjustments to the conversion rate. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We will provide a copy of these calculations to the trustee, as required, and, absent manifest error, the trustee is entitled to rely on the accuracy of our calculations without independent verification.

SEC REPORTING

We must provide the trustee with a copy of the reports required pursuant to Section 13 or 15(d) of the Exchange Act no later than the time those reports are required to be filed with the SEC, whether or not we are then subject to the reporting requirements of the Exchange Act.

REPORTS TO TRUSTEE

We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

UNCLAIMED MONEY

If money deposited with the trustee or paying agent for the payment of principal of, premium, if any, or accrued and unpaid interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish in a newspaper of general circulation in the City of New York, or mail to each holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

PURCHASE AND CANCELLATION

The registrar, paying agent and conversion agent will forward to the trustee any notes surrendered to them for transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any notes we purchase in this manner. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

We will replace mutilated, lost, destroyed or stolen notes at the holder’s expense upon delivery to the trustee of the mutilated notes or evidence of the loss, destruction or theft of the notes satisfactory to the trustee and us. In the case of a lost, destroyed or stolen note, we or the trustee may require, at the expense of the holder, indemnity reasonably satisfactory to us and the trustee.

TRUSTEE AND TRANSFER AGENT

The trustee for the notes is The Bank of New York Trust Company, N.A., and we have appointed the trustee as the paying agent, bid solicitation agent, registrar, conversion agent and custodian with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the

Description of notes

trustee must eliminate the conflict or resign. The Bank of New York Trust Company, N.A. and its affiliates have in the past provided and may from time to time in the future provide banking and other services to us in the ordinary course of their business.

The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is reasonably satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

The transfer agent for our common stock is Mellon Investor Services LLC.

LISTING AND TRADING

The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange. Our common stock is listed on the New York Stock Exchange under the ticker symbol “HCN.”

FORM, DENOMINATION AND REGISTRATION OF NOTES

General

The notes will be issued in registered form, without interest coupons, in denominations of integral multiples of $1,000 principal amount, in the form of global securities, as further provided below. See “—Global securities” below for more information. The trustee need not:

-	register the transfer of or exchange any note for a period of 15 days before selecting notes to be redeemed;

-	register the transfer of or exchange any note during the period beginning at the opening of business 15 days before the mailing of a notice of redemption of notes selected for redemption and ending at the close of business on the day of the mailing; or

-	register the transfer of or exchange any note that has been selected for redemption or for which the holder has delivered, and not validly withdrawn, a purchase notice or fundamental change repurchase notice, except, in the case of a partial redemption, purchase or repurchase, that portion of the notes not being redeemed, purchased or repurchased.

See “—Global securities,” “—Certificated securities” and “Ownership Limit” in this prospectus supplement and “Restrictions on Transfer of Securities” in the accompanying prospectus for a description of additional transfer restrictions that apply to the notes.

We will not impose a service charge in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge imposed in connection with the transfer or exchange.

Global securities

Global securities will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of DTC or a nominee of DTC.

Investors may hold their interests in a global security directly through DTC, if they are DTC participants, or indirectly through organizations that are DTC participants.

Description of notes

Except in the limited circumstances described below and in “—Certificated securities,” holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

We will apply to DTC for acceptance of the global securities in its book-entry settlement system. The custodian and DTC will electronically record the principal amount of notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture and the notes. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limitations and requirements may impair the ability to transfer or pledge beneficial interests in a global security.

Payments of principal, premium, if any, and interest under each global security will be made to DTC or its nominee as the registered owner of such global security. We expect that DTC or its nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, which eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interests of each beneficial owner or purchaser of each security held by or on behalf of DTC are recorded on the records of the direct and indirect participants.

Certificated securities

The trustee will exchange each beneficial interest in a global security for one or more certificated securities registered in the name of the owner of the beneficial interest, as identified by DTC, only if:

-	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and, in either case, we do not appoint a successor depositary within 90 days of such notice or cessation; or

Description of notes

-	an event of default has occurred and is continuing and the trustee has received a request from DTC to issue certificated securities.

Same-day settlement and payment

We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. We will make payments in respect of notes that are issued in certificated form by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of notes, then we will mail a check to that holder’s registered address.

We expect the notes will trade in DTC’s Same-Day Funds Settlement System, and DTC will require all permitted secondary market trading activity in the notes to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Although DTC has agreed to the above procedures to facilitate transfers of interests in the global securities among DTC participants, DTC is under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the underwriters or the trustee will have any responsibility for the performance by DTC or its direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

We have obtained the information we describe in this prospectus supplement concerning DTC and its book-entry system from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

GOVERNING LAW

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state’s conflicts of laws principles.

Description of other indebtedness

CREDIT FACILITIES

We have a $700,000,000 unsecured revolving credit facility (the “Credit Facility”) with KeyBank National Association, as administrative agent, Deutsche Bank Securities Inc., as syndication agent, and UBS Securities LLC, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as documentation agents, and certain lenders signatory thereto, which matures in July 2009, bears annual fees of 12.5 to 25 basis points and carries an annual agent’s fee of $50,000. The Credit Facility provides for interest on outstanding borrowings at either LIBOR plus a margin of 57.5 to 125 basis points or a base rate. The margins on LIBOR or prime rate borrowings and the annual fees are dependent upon various conditions, including our debt ratings and the level of borrowings outstanding. At November 10, 2006, we were able to borrow at either LIBOR plus 90 basis points or the base rate.

The Credit Facility contains customary affirmative and restrictive covenants that, among other things, limit us and certain of our subsidiaries with respect to indebtedness, liabilities, liens, dividends, loans, investments, purchases and fundamental changes to the corporate structure and line of business. We also are required to maintain a minimum tangible net worth of $1,000,000,000 plus 100% of net issuance proceeds received by us in connection with equity issuances, fixed charge coverage of not less than 175%, a leverage ratio of not more than 0.60 to 1.00, and a ratio of unencumbered assets to unsecured indebtedness of not less than 1.95 to 1.00, all as defined in the Credit Facility.

The Credit Facility contains customary events of default, including, among other things, and subject to applicable grace periods, other indebtedness payment defaults, material misrepresentations, covenant defaults, certain bankruptcy events and judgment defaults. We and certain of our subsidiaries are co-borrowers under the Credit Facility.

We also have an unsecured revolving line of credit in the amount of $40,000,000 bearing interest at the lender’s prime rate or LIBOR plus 90 basis points, at our option, expiring in May 2007. We and certain of our subsidiaries are co-borrowers under this line of credit.

In connection with various acquisitions, we and/or certain of our subsidiaries have assumed indebtedness that, at September 30, 2006, had an outstanding balance of $130,405,000 with a 7.135% weighted average interest rate.

SENIOR NOTES

In December 2005, we completed the sale of $300,000,000 of senior unsecured notes due 2016. The notes have a weighted average interest rate of 6.20%.

In April 2005, we completed the sale of $250,000,000 of senior unsecured notes due 2015. The notes have a weighted average interest rate of 5.875%.

In November 2003 and September 2004, we completed the sale of $250,000,000 and $50,000,000, respectively, of senior unsecured notes due 2013. The notes have a weighted average interest rate of 6.0%.

In September 2002 and March 2003, we completed the sale of $150,000,000 and $100,000,000, respectively, of senior unsecured notes due 2012. The notes have a weighted average interest rate of 8.0%.

Description of other indebtedness

In August 2001, we completed the sale of $175,000,000 of senior unsecured notes due 2007. In May 2005, we completed the redemption of $122,500,000 of these notes, leaving $52,500,000 outstanding. The notes have a weighted average interest rate of 7.5%.

In March 1998, we completed the sale of $100,000,000 of senior unsecured notes due 2008. In May 2005, we completed a tender offer for $57,670,000 of these notes, leaving $42,330,000 outstanding. The notes have a weighted average interest rate of 7.625%.

Certain federal income tax considerations

GENERAL

The following is a general discussion of material U.S. federal income tax considerations applicable to initial holders of the notes (holders that purchased the notes in the initial offering for the original issue price as defined in section 1273 of the Code) who hold the notes, or common shares received on conversion of a note, as capital assets. This discussion is based on the Internal Revenue Code, income tax regulations promulgated thereunder, judicial positions, published positions of the Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under the Code, such as financial institutions, broker dealers, insurance companies, former U.S. citizens or long-term residents, tax-exempt organizations, persons that are, or that hold their notes, or common shares received on conversion of a note, through, partnerships or other passthrough entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, or persons that hold notes, or common shares received on conversion of a note, as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes. Except as specifically provided below with respect to non-U.S. holders (as described below), the discussion is limited to holders of notes, or common shares received on conversion of a note, that are U.S. holders.

We have not sought any rulings from the IRS with respect to the U.S. federal income tax consequences discussed below. The discussion below is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not take, or that a court will not sustain, a position concerning the tax consequences of the purchase, ownership or disposition of the notes, the qualification and taxation of the Company as a REIT or the ownership or disposition of shares of the Company’s common stock for which the notes may be exchanged that is different from that discussed below.

For purposes of this discussion, a U.S. holder means a beneficial owner of notes that for U.S. federal income tax purposes is: a citizen or resident of the United States; a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia; an estate whose income is subject to U.S. federal income tax regardless of its source; or any trust with respect to which a U.S. court is able to exercise primary supervision over the administration of such trust; and one or more U.S. persons have authority to control all substantial decisions of the trust.

If a partnership, including an entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of the notes, or common shares received on conversion of a note, the U.S. federal income tax consequences to such partnership and the partners in such partnership will generally depend on the status of the partner and the activities of the partnership.

A non-U.S. holder means any beneficial owner of a note that is not a U.S. holder.

INTEREST

A U.S. holder of the notes generally will be required to report interest earned on the notes as ordinary income in accordance with the U.S. holder’s regular method of tax accounting. In general, if the terms of a debt instrument entitle a holder to receive payments, other than certain fixed periodic interest payments, that, in aggregate, exceed the issue price of the instrument, the debt instrument may be treated as issued with “original issue discount,” in which case the holder would be required to accrue interest income using a constant yield method over the term of the instrument. The notes are not expected to be issued with original issue discount for U.S. federal income tax purposes.

Certain federal income tax considerations

DISPOSITION

Upon the sale, exchange, redemption, retirement, repurchase or other taxable disposition of a note (other than a conversion into a combination of cash and common shares), a U.S. holder who acquired the note upon its issuance will generally recognize capital gain or loss equal to the difference (if any) between the amount realized (other than amounts attributable to accrued but unpaid stated interest which will be taxable as ordinary income if not previously included in such holder’s income) and such U.S. holder’s tax basis in the note. The U.S. holder’s tax basis for a note generally will be the purchase price paid by the U.S. holder for the note. Such gain or loss shall be treated as long-term capital gain or loss if the note was held by the U.S. holder for more than one year. Long-term capital gain recognized by certain non-corporate U.S. holders generally will be subject to a reduced tax rate. Subject to limited exceptions, capital losses cannot be used to offset a U.S. holder’s ordinary income. If you sell a note at a loss that exceeds certain thresholds, you may be required to file a disclosure statement with the IRS under the Treasury regulations.

CONVERSION OF THE NOTES

The tax treatment of a conversion of a note into cash and common shares is uncertain and U.S. holders should consult their tax advisors regarding the consequences of such a conversion.

If we satisfy the conversion obligation in part cash and part common shares, we intend to take the position that the notes are securities for U.S. federal income tax purposes and that, as a result, the exchange would be treated as a recapitalization (although we cannot guarantee that the IRS will not challenge this conclusion). In such case, the holder will recognize as taxable income any gain realized in the conversion to the extent of the cash received (excluding cash received in lieu of a fractional common share), but no loss will be recognized on such conversion. The holder’s adjusted tax basis in the common shares permitted to be received tax-free will equal the holder’s tax basis in the corresponding note (reduced by any tax basis allocable to a fractional common share), less the amount of cash received (excluding cash received in lieu of a fractional common share), plus the amount of taxable gain recognized on the conversion. The holder’s holding period for the common shares received will include the holding period for the corresponding note. Cash received in lieu of a fractional common share upon conversion of the notes will generally be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional common share generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the holder’s adjusted tax basis allocable to the fractional share.

If the conversion of a note into cash and common shares were not treated as a recapitalization, the cash payment received generally would be treated as proceeds from the sale of a portion of the note and taxed in the manner described above in “Disposition” (or, in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common shares received would be treated as having been received upon a conversion of the note, which generally would not be taxable to a U.S. holder. In such case, the U.S. holder’s tax basis in the note would generally be allocated pro rata among the common shares received, the fractional share that is treated as sold for cash and the portion of the note that is treated as sold for cash. The holding period for the common shares received in the conversion would include the holding period for the notes.

The tax treatment of any interest forfeited based on the conversion of a note into cash and common shares after the record date but prior to the next interest payment date is not clear. There is authority for excluding such forfeited interest from the taxable income of a U.S. holder. However, U.S. holders should consult their tax advisors regarding the tax treatment of such forfeited interest.

Certain federal income tax considerations

In the event that a U.S. holder receives solely cash upon conversion of the holder’s note, the holder will recognize gain or loss equal to the difference between the proceeds received by such holder and the holder’s adjusted tax basis in the note. See “Disposition” above.

The receipt of reference property upon conversion of a note may be taxable, and we encourage you to consult your tax advisor as to the consequences of the receipt of any reference property upon conversion.

Any common shares received upon conversion of a note would be subject to the rules described in the accompanying prospectus regarding taxation and backup withholding of U.S. federal income tax on distributions on, or sales or other dispositions of, our common shares. See “U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Holders of Our Stock” in the accompanying prospectus.

The conversion rate of the notes is subject to adjustment under certain circumstances. See “Description of notes—Conversion Rights—Adjustments to the conversion rate.” Certain adjustments to (or the failure to make such adjustments to) the conversion rate of the notes that increase a U.S. note holder’s proportionate interest in our assets or earnings and profits may result in a taxable constructive distribution to the holder, whether or not the holder ever converts the notes. This would occur, for example, for an adjustment to the conversion rate to compensate holders of notes for distributions of cash or property to our shareholders. Any such constructive distribution will be treated as a dividend for tax purposes, resulting in ordinary income, to the extent of our current or accumulated earnings and profits. As a result, U.S. holders of notes could have taxable income as a result of an event pursuant to which they receive no cash or property. Generally, a U.S. holder’s tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion rate of the notes that increases the proportionate interest of the holders of outstanding common shares in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common shares generally will be treated as a constructive distribution to such holders of common shares, taxable as described above. It is not clear whether a constructive dividend deemed paid to a U.S. holder would be eligible for the preferential rates of federal income tax applicable in respect of certain dividends received. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. The receipt of property by a U.S. holder in lieu of a conversion rate adjustment may be taxable, and we encourage you to consult your tax advisor as to the consequences of the receipt of any such property.

NON-U.S. HOLDERS

The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a summary of certain of such rules. Prospective non-U.S. holders should consult with their own tax advisors to determine the impact of federal, state, local, and non-U.S. laws with regard to the notes.

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on a note, provided that: the non-U.S. holder is not: a direct or indirect owner of 10% or more of the total voting power of all our voting stock; a controlled foreign corporation related (directly or indirectly) to us through stock ownership; or a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business; such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and we or our paying agent receives certain information from the non-U.S. holder (or a financial institution that holds the notes in the ordinary course of its trade or business), including certification that such holder is a non-U.S. holder.

Certain federal income tax considerations

A non-U.S. holder that is not exempt from tax under these rules generally will be subject to U.S. federal income tax withholding at a rate of 30% unless: the income is effectively connected with the conduct of a U.S. trade or business; or an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

Except to the extent provided by an applicable tax treaty, interest on a note that is effectively connected with the conduct by a non-U.S. holder of a trade or business in the U.S. generally will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally and general U.S. federal income tax return filing requirements will apply (and, if such interest is realized by corporate holders, the holders may also be subject to a 30% branch profits tax, which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a United States trade or business). If interest is subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, payments of such interest or of the disposition proceeds will not be subject to U.S. withholding tax so long as the non-U.S. holder provides us or the paying agent with an IRS Form W-8ECI. To claim the benefit of an income tax treaty, the non-U.S. holder must timely provide the appropriate, properly executed IRS forms.

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax to the extent the note is converted into our common shares.

To the extent a non-U.S. holder recognizes any gain as a result of the receipt of cash in the conversion (including the receipt of cash in lieu of a fractional common share upon conversion), such gain would be subject to the rules described below with respect to the sale or exchange of a note.

Any common shares received upon a conversion of a note would be subject to the rules described in the accompanying prospectus regarding taxation and withholding of U.S. federal income tax on distributions on, or sales or other dispositions of, our common shares held by a non-U.S. holder. See “U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Holders of Our Stock—Taxation of Foreign Stockholders” in the accompanying prospectus.

The conversion rate of the notes is subject to adjustment in certain circumstances. Any such adjustment (or failure to make such adjustment) could, in certain circumstances, give rise to a deemed distribution to non-U.S. holders of the notes. See “Description of notes—Conversion Rights—Adjustments to the conversion rate” above. In such case, the deemed distribution would be subject to the rules described in the accompanying prospectus regarding taxation and withholding of U.S. federal income tax on dividends in respect of common shares. See “U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Holders of Our Stock—Taxation of Foreign Stockholders” in the accompanying prospectus. Any resulting withholding tax attributable to deemed dividends would be collected from interest payments made on the notes.

Generally, but subject to the rules described below under “Information Reporting and Backup Withholding,” a non-U.S. holder will not be subject to U.S. federal income or withholding tax on gains from the sale or other taxable disposition of a note unless: such gains are effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S. and, if the non-U.S. holder is entitled to the benefits under an applicable tax treaty, attributable to a permanent establishment or a fixed base in the U.S.; such non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and meets certain other requirements; or the notes constitute a U.S. real property interest within the meaning of the Foreign Investment in Real Property Tax Act, which is referred to as FIRPTA.

Except to the extent provided by an applicable tax treaty, a non-U.S. holder generally will be subject to U.S. federal income tax with respect to gain from the sale or disposition of a note that is effectively

Certain federal income tax considerations

connected with the conduct by the non-U.S. holder of a trade or business in the United States (and non-U.S. holders that are corporations may also be subject to a 30% branch profits tax, which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a United States trade or business). If such gains are realized by a non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year, then such individual generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the notes) exceed capital losses allocable to U.S. sources. To claim the benefit of an income tax treaty, the non-U.S. holder must timely provide the appropriate, properly executed IRS forms. If the notes were to constitute a U.S. real property interest under FIRPTA, a sale or exchange of a note would generally be subject to the rules described in the accompanying prospectus regarding taxation and withholding of U.S. federal income tax on sales of common shares under FIRPTA. The notes will not constitute a U.S. real property interest for purposes of FIRPTA if we are a domestically-controlled REIT. We believe that currently we are, and expect to continue to be, a domestically-controlled REIT and, therefore, that a sale of the notes would not be subject to taxation under FIRPTA. See “U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Holders of Our Stock—Taxation of Foreign Stockholders” in the accompanying prospectus.

INFORMATION REPORTING AND BACKUP WITHHOLDING

In general, information reporting will apply to a U.S. holder (other than an “exempt recipient,” including a corporation and certain other persons who, when required, demonstrate their exempt status) with respect to: any payments made of principal of and interest on the notes, dividends, and payment of the proceeds of a sale or other disposition of the notes before maturity.

In addition, “backup withholding” at the applicable statutory rate may apply to such amounts if a non-corporate U.S. holder fails to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. As described in “Description of notes—Conversion Rights—Adjustments to the conversion rate” above, certain adjustments to (or failures to make an adjustment to) the conversion rate of the notes may result in a deemed dividend to the holder of a note. Any backup withholding obligation attributable to such deemed dividends would be collected from interest payments made on the notes.

Payments to a non-U.S. holder of interest on a note generally will be reported to the IRS and to the non-U.S. holder. Copies of applicable IRS information returns may be made available, under the provisions of a specific tax treaty or agreement, to the tax authorities of the country in which the non-U.S. holder resides.

As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of a note effected at a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of a note by a foreign office of a broker that: is a U.S. person; derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the U.S.; is a “controlled foreign corporation” (a foreign corporation controlled by certain U.S. shareholders) for U.S. tax purposes; or is a foreign partnership, if at any time during its tax year more than 50% of its income or capital interest are held by U.S. persons or if it is engaged in the conduct of a trade or business in the U.S., unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption.

Payment of the proceeds of a sale of a note effected at a U.S. office of a broker is subject to both backup withholding and information reporting unless the holder certifies under penalty of perjury that

Certain federal income tax considerations

the holder is a non-U.S. holder, or otherwise establishes an exemption; provided that, in either case, neither we nor any withholding agent knows or has reason to know that the holder is a United States person or that the conditions of any other exemptions are in fact not satisfied.

Upon surrender of a note for conversion, we may deduct and withhold from the consideration otherwise deliverable to such holder any amount required to be deducted and withheld under the backup withholding rules. Any backup withholding is not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the required information is provided to the IRS on a timely basis.

RECENT LEGISLATION

Under the Tax Increase Prevention and Reconciliation Act of 2005, the 15% maximum federal income tax rate on long-term capital gains and “qualified dividend income” for domestic non-corporate taxpayers was extended through December 31, 2010.

TAXATION OF THE COMPANY AS A REIT

We have elected to be treated as a REIT under Sections 856 through 860 of the Code for federal income tax purposes commencing with our taxable year ended December 31, 1970. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot however, assure you that such requirements will be met in the future.

We have received an opinion from Arnold & Porter LLP, our legal counsel, to the effect that we qualified as a REIT under the Code commencing with our taxable year ended December 31, 2001, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that our proposed manner of operation will enable us to continue to satisfy the requirements for qualification as a REIT under the Code for the calendar year 2006, and thereafter, based upon the representations made by us in a factual representation letter. However, you should be aware that opinions of counsel are not binding on the IRS or on the courts, and, if the IRS were to challenge these conclusions, no assurance can be given that these conclusions would be sustained in court. The opinion of Arnold & Porter LLP is based on various assumptions as well as on certain representations made by us as to factual matters. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results, asset diversification, distribution levels and diversity of share ownership.

Arnold & Porter LLP will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, no assurance can be given that we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our shareholders.

Certain federal income tax considerations

For a more detailed discussion of the federal income taxation of holders of our notes and the federal income taxation of REITs, which includes a variety of complex requirements relating to share ownership, income, assets and distributions, please see the accompanying prospectus under the heading “U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of the Company as a REIT.”

THE PRECEDING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE AND THE COMPANY MAKES NO REPRESENTATION AS TO THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES AND COMMON STOCK RECEIVED UPON CONVERSION OF THE NOTES. THE PROPER TAX TREATMENT OF A HOLDER OF NOTES IS UNCERTAIN IN VARIOUS RESPECTS. ACCORDINGLY, EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND SHARES OF OUR COMMON STOCK ACQUIRED UPON CONVERSION OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

Underwriting

UBS Securities LLC and Deutsche Bank Securities Inc. are acting as joint book-running managers of the offering. Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives UBS Securities LLC and Deutsche Bank Securities Inc., have severally agreed to purchase from us the following respective principal amounts of notes listed opposite their names below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Principal amount
Underwriter	of notes

UBS Securities LLC	$135,000,000
Deutsche Bank Securities Inc.	90,000,000
Banc of America Securities LLC	45,000,000
J.P. Morgan Securities Inc.	15,000,000
Wachovia Capital Markets, LLC	15,000,000

Total	$300,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these notes are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of 1.20% of the aggregate principal amount of the notes. The underwriters may allow, and these dealers may re-allow, a concession of not more than 0.40% of the principal amount of the notes to other dealers. After the public offering, representatives of the underwriters may change the offering price and other selling terms. Sales of notes made outside the United States may be made by affiliates of the underwriters.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to $45,000,000 additional aggregate principal amount of notes at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the notes offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional notes as the principal amount of notes to be purchased by it in the above table bears to the total principal amount of notes offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional notes to the underwriters to the extent the option is exercised. If any additional notes are purchased, the underwriters will offer the additional notes on the same terms as those on which the notes are being offered.

The following table shows the per note (expressed as a percentage of the principal amount of notes) and total underwriting discounts and commissions we will pay to the underwriters, assuming both no

Underwriting

exercise and full exercise of the underwriters’ option to purchase up to an additional $45,000,000 aggregate principal amount of notes:

	Without exercise of	With full exercise
	over-allotment	of over-allotment
	option	option

Per note	2.00%	2.00%
Total	$6,000,000	$6,900,000

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $400,000.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We and each of our executive officers and directors have agreed not to offer, sell or otherwise dispose of any notes, shares of our common stock, securities of ours that are substantially similar to the notes or our common stock, or any securities that the executive officers and directors have, or will have, the right to acquire through the exercise of options, warrants, subscription or other rights for a period of 90 days after the date of this prospectus supplement without the prior written consent of UBS Securities LLC and Deutsche Bank Securities Inc., subject to limited exceptions. This consent may be given at any time without public notice.

Our common stock is traded on the New York Stock Exchange under the symbol “HCN.”

The notes offered by this prospectus supplement are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange or on any automated dealer quotation system. We have been advised by the representatives of the underwriters that they intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurances as to the development or liquidity of any trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the notes and our common stock. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional notes from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

Underwriting

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the notes. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the over-the-counter market or otherwise and may be discontinued at any time.

A prospectus supplement in electronic format may be made available on Internet Web sites maintained by one or more of the lead underwriters of this offering and may be made available on Web sites maintained by other underwriters. Other than the prospectus supplement in electronic format, the information on any underwriter’s Web site and any information contained in any other Web site maintained by an underwriter is not part of the prospectus supplement or the registration statement of which the prospectus supplement forms a part.

Certain of the underwriters or their predecessors have, from time to time, provided investment banking and other financial advisory services to us, for which they have received customary fees. Affiliates of each of UBS Securities LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC are lenders under our Third Amended and Restated Loan Agreement dated July 26, 2006. We intend to use the net proceeds of this offering primarily to repay borrowings under such agreement. Also, Deutsche Bank Securities Inc. is the syndication agent and UBS Securities LLC, Bank of America, N.A. and JPMorgan Chase Bank, N.A. are documentation agents under such agreement.

Legal matters

The validity of the issuance of the notes offered hereby will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Arnold & Porter LLP will pass upon certain federal income tax matters relating to us and Calfee, Halter & Griswold LLP, Cleveland, Ohio will pass upon certain legal matters for the underwriters. The validity of the notes offered by this prospectus supplement will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Current Report on Form 8-K dated October 20, 2006, as of December 31, 2005 and 2004, and each of the three years in the period ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their reports included therein, which are incorporated by reference in the accompanying prospectus by reference. Our financial statements and schedules and management’s assessment are incorporated by reference in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedule of Windrose Medical Properties Trust and Subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

The prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC covering the securities that may be offered under this prospectus supplement. The registration statement, including the attached exhibits and schedules, contain additional relevant information about the securities.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet Web site at http://www.hcreit.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The information on or connected to our Internet Web site is not, and shall not be deemed to be, a part of, or incorporated into this prospectus supplement. You can review these SEC filings and the registration statement by accessing the SEC’s Internet Web site at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. These filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION OF INFORMATION FILED WITH THE SEC

General

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

-	we consider incorporated documents to be part of this prospectus supplement;

-	we may disclose important information to you by referring you to those documents; and

-	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus supplement.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus supplement incorporates by reference the following documents we filed with the SEC:

-	Annual Report on Form 10-K for the year ended December 31, 2005;

-	Definitive Proxy Statement for the 2006 Annual Meeting of Stockholders filed on March 28, 2006;

-	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

-	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

-	Quarterly Report on Form 10-Q for the quarter ended September 30, 2006;

-	Amendment No. 1 to Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2006;

-	Current Report on Form 8-K filed on January 27, 2006;

-	Current Report on Form 8-K filed on February 21, 2006;

-	Current Report on Form 8-K filed on March 23, 2006 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibit relating to such information are not incorporated into this prospectus supplement);

-	Current Report on Form 8-K filed on April 7, 2006 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibit relating to such information are not incorporated into this prospectus supplement);

-	Current Report on Form 8-K filed on May 10, 2006;

-	Current Report on Form 8-K filed on June 5, 2006;

-	Current Report on Form 8-K filed on September 13, 2006;

-	Current Report on Form 8-K filed on September 15, 2006;

-	Current Report on Form 8-K filed on September 26, 2006;

-	Current Report on Form 8-K filed on October 6, 2006;

-	Current Report on Form 8-K filed on October 13, 2006;

-	Current Report on Form 8-K filed on October 20, 2006;

-	Current Report on Form 8-K filed on November 13, 2006;

-	The description of our common stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description;

-	The description of our 7 7/8% Series D Cumulative Redeemable Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A/A on July 8, 2003, including any amendment or report for the purpose of updating such description;

-	The description of our 7 5/8% Series F Cumulative Redeemable Preferred Stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on September 10, 2004, including any amendment or report for the purpose of updating such description; and

-	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the date this offering is terminated;

other than the portions of such documents that by statute or rule, by designation in such document or otherwise, are not deemed to be filed the SEC or are not required to be incorporated herein by reference.

This prospectus supplement summarizes material provisions of contracts and other documents to which we refer. Since this prospectus supplement may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus supplement a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus supplement. You may direct such requests to:

Erin C. Ibele
Senior Vice President-Administration and Corporate Secretary
Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604
419-247-2800

HEALTH CARE REIT, INC.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS
UNITS

We may periodically offer and sell, in one or more offerings:

•	debt securities

•	shares of common stock

•	shares of preferred stock

•	depositary shares

•	warrants to purchase debt securities, preferred stock, depositary shares or common stock

•	units consisting of one or more debt securities or other securities

We may offer these securities from time to time on terms we will determine at the time of offering. We will provide the specific terms of the securities being offered in supplements to this prospectus prepared in connection with each offering. You should read this prospectus and the supplement for the specific security being offered before you invest.

We may offer these securities directly, through agents we designate periodically, or to or through underwriters or dealers. If designated agents or underwriters are involved in the sale of any of the securities, we will disclose in the prospectus supplement their names, any applicable purchase price, fee, compensation arrangement between or among them, and our net proceeds from such sale. See “Plan of Distribution.” No securities may be sold without the delivery of the applicable prospectus supplement describing the securities and the method and terms of their offering.

Our shares of common stock are listed on the New York Stock Exchange under the symbol “HCN.” Our executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio 43604, telephone number: 419-247-2800, facsimile: 419-247-2826, and Web site: www.hcreit.com. Unless specifically noted otherwise in this prospectus, all references to “we,” “us,” “our,” or the “Company” refer to Health Care REIT, Inc. and its subsidiaries.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information” and “Documents Incorporated By Reference.”

You should rely only on the information contained and incorporated by reference in this prospectus. Neither we nor the underwriters have authorized any other person to provide you with different or inconsistent information from that contained in this prospectus and the applicable prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and the applicable prospectus supplement, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus and the applicable prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
AND RISK FACTORS

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” as that term is defined under federal securities laws. These forward-looking statements include those regarding:

•	the possible expansion of our portfolio;

•	the sale of properties;

•	the performance of our operators and properties;

•	our ability to enter into agreements with new viable tenants for properties that we take back from financially troubled tenants, if any;

•	our ability to make distributions;

•	our policies and plans regarding investments, financings and other matters;

•	our tax status as a real estate investment trust;

•	our ability to appropriately balance the use of debt and equity;

•	our ability to access capital markets or other sources of funds; and

•	our ability to meet earnings guidance.

For example, when we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

•	the status of the economy;

•	the status of capital markets, including prevailing interest rates;

•	serious issues facing the health care industry, including compliance with, and changes to, regulations and payment policies and operators’ difficulty in obtaining and maintaining adequate liability and other insurance;

•	changes in financing terms;

•	competition within the health care and senior housing industries;

•	negative developments in the operating results or financial condition of operators, including, but not limited to, their ability to pay rent and repay loans;

•	our ability to transition or sell facilities with profitable results;

•	the failure of closings to occur as and when anticipated;

•	acts of God affecting our properties;

•	our ability to reinvest sale proceeds at similar rates to assets sold;

•	operator bankruptcies or insolvencies;

•	government regulations affecting Medicare and Medicaid reimbursement rates;

•	liability claims and insurance costs for our operators;

•	unanticipated difficulties and/or expenditures relating to future acquisitions;

•	environmental laws affecting our properties;

•	delays in reinvestment of sale proceeds;

•	changes in rules or practices governing our financial reporting; and

•	other factors, including REIT qualification, anti-takeover provisions and key management personnel.

Our business is subject to certain risks, which are discussed in our most recent Annual Report on Form 10-K under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Updated information relating to such risks, as well as additional risks specific to the securities to be offered hereby, will be set forth in the prospectus supplement relating to such offered securities. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC covering the securities that may be offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities.

Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet Web site at www.hcreit.com under the heading “Investor Relations” and the “SEC Filings” tab as soon as reasonably practicable after they are filed with, or furnished to, the SEC. You can review our SEC filings and the registration statement by accessing the SEC’s Internet site at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means:

•	we consider incorporated documents to be part of the prospectus;

•	we may disclose important information to you by referring you to those documents; and

•	information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

This prospectus incorporates by reference the following documents:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Definitive Proxy Statement for our 2006 Annual Meeting of Stockholders filed on March 28, 2006;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006;

•	Current Report on Form 8-K filed on January 27, 2006;

•	Current Report on Form 8-K filed on February 21, 2006;

•	Current Report on Form 8-K filed on March 23, 2006;

•	Current Report on Form 8-K filed on April 7, 2006 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibit relating to such information are not incorporated into this prospectus by reference);

•	Current Report on Form 8-K filed on May 10, 2006;

•	The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description;

•	The description of our 7 7/8% Series D Cumulative Redeemable Preferred Stock as set forth in our registration statement filed under the Exchange Act on Form 8-A/A on July 8, 2003, including any amendment or report for the purpose of updating such description;

•	The description of our 7 5/8% Series F Cumulative Redeemable Preferred Stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on September 10, 2004, including any amendment or report for the purpose of updating such description; and

•	All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.

This prospectus summarizes material provisions of contracts and other documents to which we refer. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents. Upon request, we will provide each person receiving this prospectus a free copy, without exhibits, of any or all documents incorporated by reference into this prospectus. You may direct such requests to:

Erin C. Ibele, Senior Vice President-Administration and Corporate Secretary

Health Care REIT, Inc.
One SeaGate, Suite 1500
Toledo, Ohio 43604
(419) 247-2800
www.hcreit.com

THE COMPANY

Health Care REIT, Inc., a Delaware corporation, is a self-administered, equity real estate investment trust that invests in health care and senior housing facilities. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities.

As of March 31, 2006, we had $2,918,764,000 of net real estate investments, inclusive of credit enhancements, in 457 facilities located in 37 states and managed by 55 different operators. At that date, the portfolio included 32 independent living/continuing care retirement communities, 201 assisted living facilities, 211 skilled nursing facilities and 13 specialty care facilities.

We seek to increase funds from operations and funds available for distribution and to enhance stockholder value through relationship investing with public and private regionally focused health care operators. The primary components of this strategy are set forth below.

Relationship Investing.  We establish relationships with, and provide financing to, operators throughout their growth cycles. We target companies with experienced management teams, regionally focused operations, substantial inside ownership interests or venture capital backing and significant growth potential.

By maintaining close ties to operators, we are able to structure investments designed to support an operator’s business plan and monitor our investments on an ongoing basis. Our investments are typically structured as master operating leases for the acquisition and development of facilities in a geographic region. Economic terms typically include annual rate increasers and fair market value-based purchase options.

Portfolio Management.  Portfolio strength is derived from diversity by operator, property sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with attendant recurring income, funds from operations and funds available for distribution. Generally, master leases have a 12 to 15 year term and mortgage loans provide three to eight years of prepayment protection. We also regularly monitor the portfolio with our proprietary database system.

Depth of Management.  Our management team is comprised of eight individuals who have an aggregate of approximately 153 years of experience in health care and real estate finance. The management team has successfully implemented our investment strategy of emphasizing relationship financings with strong, emerging operators.

The Portfolio

The following table summarizes our portfolio as of March 31, 2006:

		Percentage		Percentage	Number	Number	Investment	Number	Number
		of		of	of	of	per	of	of
Type of Facility	Investments(1)	Investments	Revenues(2)	Revenues	Facilities	Beds/Units	Bed/Unit(3)	Operators(4)	States(4)
	(In thousands)		(In thousands)

Independent Living/CCRCs	$426,653	15%	$9,300	12%	32	4,494	$104,855	13	16
Assisted Living Facilities	974,154	33%	28,483	36%	201	12,343	88,182	23	33
Skilled Nursing Facilities	1,323,447	45%	35,613	46%	211	28,632	46,523	24	29
Specialty Care Facilities	194,510	7%	4,691	6%	13	1,312	148,255	6	7

Totals	$2,918,764	100%	$78,087	100%	457	46,781

(1)	Investments include real estate investments and credit enhancements which amounted to $2,916,314,000 and $2,450,000, respectively.

(2)	Revenues include gross revenues and revenues from discontinued operations for the three months ended March 31, 2006.

(3)	Investment per Bed/Unit was computed by using the total investment amount of $3,086,218,000 which includes real estate investments, credit enhancements and unfunded construction commitments for which initial funding has commenced which amounted to $2,916,314,000, $2,450,000 and $167,454,000, respectively.

(4)	We have investments in properties located in 37 states and managed by 55 different operators.

In determining whether to invest in a facility, we focus on the following: (1) the experience of the tenant’s or borrower’s management team; (2) the historical and projected financial and operational performance of the facility; (3) the credit of the tenant or borrower; (4) the security for the lease or loan; and (5) the capital committed to the facility by the tenant or borrower. We conduct market research and analysis for all potential investments. In addition, we review the value of all facilities, the interest rates and covenant requirements of any debt to be assumed and the anticipated sources of repayment of any existing debt that is not to be assumed.

Our investments are primarily real property leased to operators under long-term operating leases or financed with operators under long-term mortgage loans. Construction financing is provided, but only as part of a long-term operating lease or mortgage loan. Substantially all of our investments are designed with escalating rate structures. Depending upon market conditions, we believe that new investments will be available in the future with spreads over our cost of capital that will generate appropriate returns to our stockholders. Operating leases and mortgage loans are normally credit enhanced by guaranties and/or letters of credit. Typically, operating leases are structured as master leases and mortgage loans are cross-defaulted and cross-collateralized with other mortgage loans, operating leases or agreements between us and the operator and its affiliates.

We monitor our investments through a variety of methods determined by the type of facility and operator. Our asset management process includes review of monthly financial statements and other operating data for each facility, periodic review of operator creditworthiness, periodic facility inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze facility-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.

Additional Information

For additional information regarding our business, please see the information under the heading “Business” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus.

HOW WE INTEND TO USE THE PROCEEDS

Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquisition of and investment in additional properties and the repayment of borrowings under our credit facilities or other debt. Until the proceeds from a sale of securities by us are applied to their intended purposes, they may be invested in short-term, investment grade, interest-bearing securities, certificates of deposit or direct or guaranteed obligations of the United States.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated. The ratio of earnings to fixed charges was computed by dividing earnings by our fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends was computed by dividing earnings by our combined fixed charges and preferred stock dividends. For purposes of calculating these ratios, “earnings” includes income from continuing operations, excluding the equity earnings in a less than 50% owned subsidiary, plus fixed charges and reduced by capitalized interest. “Fixed charges” consists of interest expensed and capitalized and the amortized premiums, discounts and capitalized expenses related to indebtedness.

						Three Months Ended
	Year Ended December 31					March 31
	2001	2002	2003	2004	2005	2005	2006

Consolidated ratio of earnings to fixed charges	2.42	2.28	2.15	2.04	1.90	2.08	1.91
Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.74	1.79	1.86	1.75	1.52	1.65	1.58

We issued 3,000,000 shares of 8 7/8% Series B Cumulative Redeemable Preferred Stock in May 1998, and 3,000,000 shares of 9.0% Series C Cumulative Convertible Preferred Stock in January 1999. We issued 4,000,000 shares of 7 7/8% Series D Cumulative Redeemable Preferred Stock in July 2003 and used the proceeds to redeem our outstanding Series B Preferred Stock. During the year ended December 31, 2002, the holder of our Series C Preferred Stock converted 900,000 shares into 878,049 shares of our common stock, leaving 2,100,000 of such shares outstanding at December 31, 2002. During the year ended December 31, 2003, the holder of our Series C Preferred Stock converted 2,100,000 shares into 2,048,781 shares of our common stock, leaving no such shares outstanding at December 31, 2003. We issued 1,060,000 shares of 6% Series E Cumulative Convertible and Redeemable Preferred Stock in September 2003. During the year ended December 31, 2003, certain holders of our Series E Preferred Stock converted 229,556 shares into 175,714 shares of our common stock, leaving 830,444 of such shares outstanding at December 31, 2003. During the year ended December 31, 2004, certain holders of our Series E Preferred Stock converted 480,399 shares into 367,724 shares of our common stock, leaving 350,045 of such shares outstanding at December 31, 2004. During the year ended December 31, 2005, certain holders of our Series E Preferred Stock converted 275,056 shares into 210,541 shares of our common stock, leaving 74,989 of such shares outstanding at December 31, 2005 and March 31, 2006. We issued 7,000,000 shares of 7 5/8% Series F Cumulative Redeemable Preferred Stock in September 2004.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

We may offer under this prospectus one or more of the following categories of our securities:

•	debt securities, in one or more series;

•	shares of our common stock, par value $1.00 per share;

•	shares of our preferred stock, par value $1.00 per share, in one or more series;

•	depositary shares, representing interests in our preferred stock, in one or more series;

•	warrants to purchase any of the foregoing securities; and

•	units consisting of any combination of the foregoing securities.

The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

Our certificate of incorporation authorizes us to issue 125,000,000 shares of common stock and 25,000,000 shares of preferred stock. Of our preferred stock:

•	13,000 shares have been designated as Junior Participating Preferred Stock, Series A;

•	3,000,000 shares have been designated as Series C Cumulative Convertible Preferred Stock;

•	4,000,000 shares have been designated as 7 7/8% Series D Cumulative Redeemable Preferred Stock;

•	1,060,000 shares have been designated as 6% Series E Cumulative Convertible and Redeemable Preferred Stock; and

•	7,000,000 shares have been designated as 7 5/8% Series F Cumulative Redeemable Preferred Stock.

As of April 30, 2006, we had issued and outstanding 62,116,551 shares of common stock, 4,000,000 shares of Series D Preferred Stock, 74,989 shares of Series E Preferred Stock and 7,000,000 shares of Series F Preferred Stock.

Our common stock is listed on the New York Stock Exchange under the symbol “HCN.” We intend to apply to list any additional shares of common stock that are issued and sold hereunder. Our Series D Preferred Stock and Series F Preferred Stock are listed on the New York Stock Exchange under the symbols “HCN PrD” and “HCN PrF,” respectively. We may apply to list shares of any series of preferred stock or any depositary shares which are offered and sold hereunder, as described in the applicable prospectus supplement relating to such preferred stock or depositary shares.

DESCRIPTION OF DEBT SECURITIES

The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be guaranteed on a secured or unsecured, senior or subordinated basis, by one or more of our subsidiaries. The debt securities will be issued under one or more indentures between us and a specified trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures.

The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of indenture for senior debt securities and the forms of indentures for senior subordinated and junior subordinated debt securities which we have filed as exhibits to the registration statement of which this prospectus is a part. We will file any final indentures for senior subordinated and junior subordinated debt securities and supplemental indentures if we issue debt securities of this type. See “Where You Can Find Additional Information.” This summary is also subject to and qualified by reference to the descriptions of the particular terms of the securities described in the applicable prospectus supplement.

General

We may issue debt securities that rank “senior,” “senior subordinated” or “junior subordinated.” The debt securities that we refer to as “senior” will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as “senior subordinated” securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be “junior subordinated” securities. We have filed with the registration statement, of which this prospectus is a part, a form of indenture for senior debt securities and two separate forms of indenture, one for the senior subordinated securities and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as “subordinated.”

We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series. The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible, the securities into which they are convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	if other than at the corporate trust office of the trustee, the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	any provisions for denomination or payment of the securities in a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•	any provisions for payment of additional amounts on the securities in respect of any tax, assessment or governmental charge and rights for us to redeem the debt securities instead of making this payment;

•	the subordination provisions, if any, relating to the debt securities;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	whether any of our subsidiaries will be bound by the terms of the indenture, in particular any restrictive covenants;

•	the provisions relating to any security provided for the debt securities; and

•	the provisions relating to any guarantee of the debt securities.

We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as “original issue discount” securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

Except as may be described in any prospectus supplement, an indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

•	in any other lawful manner, all as the applicable indenture describes.

You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an “exchange.” You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves.

The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers. You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

•	if we merge out of existence or sell our assets, the other company must be an entity organized under the laws of one of the states of the United States or the District of Columbia or under United States federal law and must agree to be legally responsible for our debt securities; and

•	immediately after the merger, sale of assets or other transaction, we may not be in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements regarding notice of default or continuing default for a specific period of time were disregarded.

Certain Covenants

Existence.  Except as permitted and described above under “— Merger, Consolidation or Sale of Assets,” we will agree to do all things necessary to preserve and keep our existence, rights and franchises, provided that it is in our best interests for the conduct of business.

Provisions of Financial Information.  To the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and the trustee on or before the applicable SEC filing dates whether or not we remain required to do so under the Exchange Act.

Additional Covenants.  Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities will be described in the applicable prospectus supplement.

Events of Default and Related Matters

Events of Default.  The term “event of default” for any series of debt securities means any of the following:

•	We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date.

•	We do not pay interest on a debt security of that series within 30 days after its due date.

•	We do not deposit any sinking fund payment for that series within 30 days after its due date.

•	We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of another series) for 60 days after we receive a written notice of default from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the breach and requiring it to be remedied.

•	We default under any of our other indebtedness in specified amounts after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive a written notice from the trustee or holders of at least a majority in principal amount of debt securities of the affected series specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled.

•	We or one of our “significant subsidiaries,” if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur. The term “significant subsidiary” means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act.

•	Any other event of default described in the applicable prospectus supplement occurs.

Remedies if an Event of Default Occurs.  If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity satisfactory to it is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	the trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture, or else specifying any default.

Modification of an Indenture

There are three types of changes we can make to the indentures and the debt securities:

Changes Requiring Your Approval.  First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the currency of payment on a debt security;

•	impair your right to sue for payment;

•	modify the subordination provisions, if any, in a manner that is adverse to you;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default; or

•	waive a default or event of default in the payment of principal, interest, or premium, if any, on the debt securities.

Changes Requiring A Majority Vote.  The second type of change is the kind that requires the vote of holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default; however, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under “— Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval.  The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

Further Details Concerning Voting.  Debt securities are not considered outstanding, and therefore the holders of debt securities are not eligible to vote on matters relating thereto if we have deposited or set aside in trust for such holders money for payment or redemption of debt securities or if we or one of our affiliates own the debt securities. The holders of debt securities are also not eligible to vote if the debt securities have been fully defeased as described below under “— Discharge, Defeasance and Covenant Defeasance — Full Defeasance.”

Discharge, Defeasance and Covenant Defeasance

Discharge.  We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

Full Defeasance.  We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government or U.S. government agency notes or bonds or, in some circumstances, depositary receipts representing these notes or bonds, that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we redeemed your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. This treatment would result in sale or exchange treatment of your notes, which would cause you to recognize gain or loss equal to the amount described below in “U.S. Federal Income Tax Considerations — U.S. Federal Income and Estate Taxation of Holders of Our Debt Securities — U.S. Holders — Sale, Exchange or Other Disposition of Notes;” and

•	we must deliver to the trustee a legal opinion confirming the tax law change described above.

If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

Covenant Defeasance.  Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

If we did accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

•	any subordination provisions; and

•	certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

If we did accomplish covenant defeasance, you could still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurred, for example, our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or junior subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Guarantees

Our payment obligations under any series of our debt securities may be guaranteed by some or all of our subsidiaries. The guarantees may be secured or unsecured and may be senior or subordinated obligations. The guarantors will be identified and the terms of the guarantees will be described in the applicable prospectus supplement.

Global Securities

If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

DESCRIPTION OF OUR COMMON STOCK

The following is a summary of certain terms of our common stock. Because this summary is not complete, you should refer to our certificate of incorporation and by-laws, which documents provide additional information regarding our common stock. See also “Description of Certain Provisions of Our Certificate of Incorporation and By-Laws” below. Copies of our certificate of incorporation and by-laws, as amended, are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary is also subject to and qualified by reference to the description of the particular terms of the securities described in the applicable prospectus supplement.

Common stockholders are entitled to receive dividends when declared by the board of directors and after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Common stockholders have one vote per share, and there are no cumulative voting rights. If we are voluntarily or involuntarily liquidated or dissolved, common stockholders are to share ratably in our distributable assets remaining after the satisfaction of all of our debts and liabilities and the preferred stockholders’ prior preferential rights. Common stockholders do not have preemptive rights. The common stock will be, when issued, fully paid and nonassessable. The common stock is subject to restrictions on transfer under certain circumstances described under “Restrictions on Transfer of Securities” below. The transfer agent for our common stock is Mellon Investor Services LLC.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which are outstanding or which we may designate and issue in the future. See “Description of our Preferred Stock” below.

DESCRIPTION OF OUR PREFERRED STOCK

The following is a summary description of the material terms of our shares of preferred stock. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. This summary is also subject to and qualified by reference to the description of the particular terms of the securities described in the applicable prospectus supplement.

General

Our board of directors or a duly authorized committee thereof will determine the designations, preferences, limitations and relative rights of our authorized and unissued preferred shares. These may include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•	the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions are payable;

•	if the shares are redeemable, the prices at which, and the terms and conditions on which, the shares of the series may be redeemed;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

•	if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

•	whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our certificate of incorporation, including any applicable certificate of designation, and our by-laws.

The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

•	the description of the preferred shares;

•	the number of preferred shares offered;

•	the offering price of the preferred shares;

•	the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

•	the date from which distributions on the preferred shares shall accumulate;

•	the voting rights, if any, of the holders of the preferred shares;

•	the provisions for any auctioning or remarketing, if any, of the preferred shares;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the preferred shares on a securities exchange;

•	whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

•	whether interests in the shares of preferred stock will be represented by depositary shares as more fully described below under “Description of Depositary Shares;”

•	a discussion of federal income tax considerations;

•	the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

•	any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Rank

Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all of our common shares.

Distributions

Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of directors must authorize and declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of directors. In the case of shares of preferred stock represented by depositary receipts, the records of the depositary referred to under “Description of Depositary Shares” will determine the persons to whom dividends are payable.

Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future. If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

Redemption

We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of capital stock, the terms of the preferred shares may provide that, if no shares of such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of capital stock ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. Unless otherwise provided in the applicable prospectus supplement, after payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of capital stock ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled. For these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation.

Voting Rights

Holders of the preferred shares will not have any voting rights, except as described below or as otherwise from time to time required by law or as specified in the applicable prospectus supplement. As more fully described under “Description of Depositary Shares” below, if we elect to issue depositary shares, each representing a fraction of a share of a series of preferred stock, each holder thereof will in effect be entitled to a fraction of a vote per depositary share.

Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of the holders of a majority of the shares (or such greater vote or consent as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable series of preferred stock for trading or as otherwise provided in our organizational documents) of each series of preferred shares outstanding at that time:

•	authorize, create or increase the authorized or issued amount of any class or series of shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

•	reclassify any authorized shares of capital stock into a series of shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

•	create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of capital stock ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

•	amend, alter or repeal the provisions of our certificate of incorporation relating to that series of preferred shares that materially and adversely affects the series of preferred shares.

The authorization, creation or increase of the authorized or issued amount of any class or series of shares of capital stock ranking on parity with or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

Conversion Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of capital stock. The terms will include the number of common shares or other capital stock into which the preferred shares are convertible, the conversion price or manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt that we will file with the SEC at or before the time of the offering of the depositary shares for additional information before you buy any depositary shares.

General

We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will provide the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the shares of preferred stock represented by those depositary shares.

Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Distributions

A depositary will be required to distribute all dividends or other cash distributions received in respect of the applicable shares of preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

Depositary shares that represent shares of preferred stock converted or exchanged will not be entitled to distributions. The deposit agreement also will contain provisions relating to the manner in which any subscription or similar rights we offer to holders of shares of preferred stock will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Shares of Preferred Stock

You may receive the number of whole shares of your series of preferred stock and any money or other property represented by your depositary receipts after surrendering your depositary receipts at the corporate trust office of the depositary. Partial shares of preferred stock will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your shares of preferred stock, you will not be entitled to re-deposit those shares of preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.

Redemption of Depositary Shares

If we redeem a series of the preferred stock underlying the depositary shares, the depositary will redeem those shares from the proceeds it receives. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. The redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Underlying Shares of Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary receipts on the record date will be entitled to instruct the depositary as to how the holder’s depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock. The depositary will vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to vote the preferred stock in that manner. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Liquidation Preference

Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as described in the applicable prospectus supplement.

Conversion or Exchange of Shares of Preferred Stock

The depositary shares will not themselves be convertible into or exchangeable for shares of common stock or preferred stock or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause the conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred stock represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of shares of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Amendment and Termination of a Deposit Agreement

We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding (or such greater approval as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable underlying series of preferred stock for trading or as otherwise provided in our organizational documents) must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

Any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a REIT or (2) a majority of each series of preferred stock affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

•	all depositary shares have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each related share of preferred stock shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of a Depositary

A depositary may resign at any time by providing us notice of its election to resign. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company that has its principal office in the United States and a combined capital and surplus of at least $50 million.

Miscellaneous

A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related shares of preferred stock. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of receipts upon reasonable notice. Neither we nor any depositary will be liable if either party is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct.

Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related shares of preferred stock unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting shares of preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

If a depositary receives conflicting claims, requests or instructions from any holder of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

We have summarized in this section certain terms and provisions of the warrant agreement and the warrants. The summary is not complete. You should read the forms of warrant and warrant agreement that we will file with the SEC at or before the time of the offering of the applicable series of warrants for additional information before you buy any warrants.

We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares or common stock. We and a warrant agent will enter into a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the date on which the warrants will expire;

•	federal income tax consequences;

•	the rights, if any, we have to redeem the warrants;

•	the name of the warrant agent; and

•	the other terms of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities underlying the warrants and will not be entitled to payments made to holders of those securities.

The warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding (or such greater approval as is required by the then current rules of any stock exchange or trading market on which we shall have listed the applicable underlying shares of capital stock for trading or as otherwise provided in our organizational documents) approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement, as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	any special federal income tax considerations applicable to the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

RESTRICTIONS ON TRANSFER OF SECURITIES

For us to qualify as a real estate investment trust, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, our by-laws (with respect to our common stock and preferred stock) and our certificates of designation (for our preferred stock) provide that no person may acquire securities that would result in the direct or indirect beneficial ownership of more than 9.8% of our common stock or more than 9.8% in value of our outstanding capital stock by such person. For purposes of application of such limitations to any person, all options, warrants, convertible securities or other rights to acquire our common stock held directly or indirectly by such person will be treated as if all such rights had been exercised. If any securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess. The board of directors may grant limited exemptions from the ownership restrictions set forth in the by-laws to specified persons if the board determines that each such limited exemption is in the best interests of us and our stockholders.

Our by-laws and certificates of designation further provide that, if the foregoing stock ownership limitations are determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.

In addition, under our by-laws and certificates of designation, we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a real estate investment trust.

DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF
INCORPORATION AND BY-LAWS

Anti-Takeover Provisions

Our certificate of incorporation and by-laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect are:

•	Classification of our board of directors into three classes with the term of only one class expiring each year.

•	A provision permitting our board of directors to make, amend or repeal our by-laws.

•	Authorization for our board of directors to issue preferred stock in series and to fix the rights and preferences of the series, including, among other things, whether and to what extent the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters (see “Description of Our Preferred Stock” above).

•	A prohibition on stockholders taking action by written consent in lieu of a meeting.

•	Advance notice procedures with respect to nominations of directors by stockholders and proposals by stockholders of business at an annual meeting.

•	The grant only to our board of directors of the right to call special meetings of stockholders.

•	Limitations on the number of shares of our capital stock that may be beneficially owned, directly or indirectly, by any one stockholder (see “Restrictions on Transfer of Securities” above).

•	Limitations on transactions that involve us and any stockholder who beneficially owns 5% or more of our voting stock (see “— Limitations on Transactions Involving Us and Our Stockholders” below).

•	A provision permitting amendment by the stockholders of certain of the provisions listed above only by an affirmative vote of the holders of at least three-quarters of all of the outstanding shares of our voting stock, voting together as a single class.

Limitations on Transactions Involving Us and Our Stockholders

Under our by-laws, in addition to any vote otherwise required by law, our certificate of incorporation or our by-laws, the following transactions will require the affirmative vote of the holders of at least seventy-five percent of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

•	Our merger or consolidation with or into

•	any stockholder that owns 5% or more of our voting stock; or

•	any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of a stockholder that owns 5% or more of our voting stock.

•	Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of our assets, in one transaction or a series of transactions, to or with any stockholder that owns 5% or more of our voting stock or an affiliate of any such stockholder.

•	Any reclassification of our securities, including any reverse stock split, or recapitalization or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity securities that is directly or indirectly owned by any stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder, whether or not the transaction involves such a stockholder.

•	The adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of a stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder.

These provisions will not apply to any of the transactions described above if:

•	We are at the time of the consummation of the transaction, and at all times throughout the preceding twelve months have been, directly or indirectly, the owner of a majority of each class of the outstanding equity securities of the 5% stockholder that is a party to the transaction; or

•	The transaction has been approved by a majority of the members of our board of directors who, at the time such approval is given, were not affiliates or nominees of the 5% stockholder; or

•	Both of the following conditions have been met:

•	the aggregate amount of the cash and the fair market value, as determined in good faith by our board of directors, of the consideration other than cash to be received per share by holders of our voting stock in such transaction shall be at least equal to the highest per share price paid by the 5% stockholder for any shares of voting stock acquired by it:

•	within the two-year period immediately prior to the first public announcement of the proposal of the transaction, or

•	in the transaction in which it became a 5% stockholder, whichever is higher; and

•	the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the 5% stockholder previously paid for shares of such voting stock. If the 5% stockholder paid for shares of any class of voting stock with varying forms of consideration, the form of consideration to be paid by the 5% stockholder for such class of voting stock shall be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by the stockholder.

The foregoing summary of certain provisions of our certificate of incorporation and by-laws does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary of the taxation of the Company and the material federal tax consequences to you as a holder of our common stock and debt securities offered under this prospectus is for general information only and is not tax advice. The applicable prospectus supplement delivered with this prospectus will provide any necessary information about additional federal income tax considerations, if any, related to the particular securities being offered. This summary does not address all aspects of taxation that may be relevant to certain types of holders of stock or securities (including, but not limited to, insurance companies, tax-exempt entities, financial institutions or broker-dealers, persons holding shares of common stock as part of a hedging, integrated conversion or constructive sale transaction or a straddle, traders in securities that use a mark-to-market method of accounting for their securities, investors in pass-through entities and foreign corporations and persons who are not citizens or residents of the United States).

This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This summary is based on current U.S. federal income tax law. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of our securities as set forth in this summary. Before you purchase our securities, you should consult your own tax advisor regarding the particular U.S. federal, state, local, foreign and other tax consequences of acquiring, owning, and selling of our securities.

U.S. Federal Income Taxation of the Company as a REIT

General

We elected to be taxed as a real estate investment trust (or REIT) commencing with our first taxable year. We intend to continue to operate in such a manner as to qualify as a REIT, but there is no guarantee that we will qualify or remain qualified as a REIT for subsequent years. Qualification and taxation as a REIT depends upon our ability to meet a variety of qualification tests imposed under federal income tax law with respect to our income, assets, distribution level and diversity of share ownership as discussed below under “— Qualification as a REIT.” There can be no assurance that we will be owned and organized and will operate in a manner so as to qualify or remain qualified.

In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to stockholders. We may, however, be subject to tax at normal corporate rates on any taxable income or capital gain not distributed. If we elect to retain and pay income tax on our net long-term capital gain, stockholders are required to include their proportionate share of our undistributed long-term capital gain in income, but they will receive a refundable credit for their share of any taxes paid by us on such gain.

Despite the REIT election, we may be subject to federal income and excise tax as follows:

•	To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates;

•	We may be subject to the “alternative minimum tax” on certain items of tax preference to the extent that this tax exceeds our regular tax;

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income;

•	Any net income from prohibited transactions (which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than dispositions of foreclosure property and dispositions of property due to an involuntary conversion) will be subject to a 100% tax;

•	If we fail to satisfy either the 75% or 95% gross income tests (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of (i) 75% of our gross income over the amount of qualifying gross income for purposes of the 75% gross income test (discussed below) or (ii) 95% of our gross income (90% of our gross income for taxable years beginning on or before October 22, 2004) over the amount of qualifying gross income for purposes of the 95% gross income test (discussed below) multiplied by (2) a fraction intended to reflect our profitability;

•	If we fail to distribute during each year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for such year (other than capital gain that we elect to retain and pay tax on) and (3) any undistributed taxable income from preceding periods, we will be subject to a 4% excise tax on the excess of such required distribution over amounts actually distributed; and

•	We will also be subject to a tax of 100% on the amount of any rents from real property, deductions or excess interest paid to us by any of our “taxable REIT subsidiaries” that would be reduced through reallocation under certain federal income tax principles in order to more clearly reflect income of the taxable REIT subsidiary. See “— Other Tax Considerations-Investments in Taxable REIT Subsidiaries.”

If we acquire any assets from a corporation which is or has been a “C” corporation in a carryover basis transaction, we could be liable for specified liabilities that are inherited from the “C” corporation. A “C” corporation is generally defined as a corporation that is required to pay full corporate level federal income tax. If we recognize gain on the disposition of the assets during the 10-year period beginning on the date on which the assets were acquired by us, then to the extent of the assets’ “built-in gain” (i.e., the excess of the fair market value of the asset over the adjusted tax basis in the asset, in each case determined as of the beginning of the 10-year period), we will be subject to tax on the gain at the highest regular corporate rate applicable. The results described in this paragraph with respect to the recognition of built-in gain assume that the built-in gain assets, at the time the built-in gain assets were subject to a conversion transaction (either where a “C” corporation elected REIT status or a REIT acquired the assets from a “C” corporation), were not treated as sold to an unrelated party and gain recognized.

Qualification as a REIT

A REIT is defined as a corporation, trust or association:

(1) which is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) which would be taxable as a domestic corporation but for the federal income tax law relating to REITs;

(4) which is neither a financial institution nor an insurance company;

(5) the beneficial ownership of which is held by 100 or more persons in each taxable year of the REIT except for its first taxable year;

(6) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, excluding its first taxable year, directly or indirectly, by or for five or fewer individuals (which includes certain entities) (the “Five or Fewer Requirement”); and

(7) which meets certain income and asset tests described below.

Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of condition (6).

Based on publicly available information, we believe we have satisfied the share ownership requirements set forth in (5) and (6) above. In addition, Article VI of our Amended and Restated By-Laws provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.

We have complied with, and will continue to comply with, regulatory rules to send annual letters to certain of our stockholders requesting information regarding the actual ownership of our stock. If despite sending the annual letters, we do not know, or after exercising reasonable diligence would not have known, whether we failed to meet the Five or Fewer Requirement, we will be treated as having met the Five or Fewer Requirement. If we fail to comply with these regulatory rules, we will be subject to a monetary penalty. If our failure to comply were due to intentional disregard of the requirement, the penalty would be increased. However, if our failure to comply were due to reasonable cause and not willful neglect, no penalty would be imposed.

We may own a number of properties through wholly owned subsidiaries. A corporation will qualify as a “qualified REIT subsidiary” if 100% of its stock is owned by a REIT and the REIT does not elect to treat the subsidiary as a taxable REIT subsidiary. A “qualified REIT subsidiary” will not be treated as a separate corporation, and all assets, liabilities and items of income, deductions and credits of a “qualified REIT subsidiary” will be treated as assets, liabilities and items (as the case may be) of the REIT. A “qualified REIT subsidiary” is not subject to federal income tax, and our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the value or total voting power of such issuer or more than 5% of the value of our total assets, as described below under “— Asset Tests.”

If we invest in a partnership, a limited liability company or a trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership’s, limited liability company’s or trust’s assets. Likewise, we will be treated as receiving our share of the income and loss of the partnership, limited liability company or trust, and the gross income will retain the same character in our hands as it has in the hands of the partnership, limited liability company or trust. These “look-through” rules apply for purposes of the income tests and assets tests described below.

Income Tests.  There are two separate percentage tests relating to our sources of gross income that we must satisfy for each taxable year.

•	At least 75% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from “rents from real property,” other income from investments relating to real property or mortgages on real property or certain income from qualified temporary investments.

•	At least 95% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% gross income test and from dividends (including dividends from taxable REIT subsidiaries) and interest.

For taxable years beginning on or before October 22, 2004, (i) payments to us under an interest rate swap or cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to reduce interest rate risk on indebtedness incurred or to be incurred and (ii) gain from the sale or other disposition of any such investment are treated as income qualifying under the 95% gross income test. As to transactions entered into in taxable years beginning after October 22, 2004, any of our income from a “clearly identified” hedging transaction that is entered into by us in the normal course of business, directly or indirectly, to manage the risk of interest rate movements, price changes or currency fluctuations with respect to borrowings or obligations incurred or to be incurred by us, or such other risks that are prescribed by the Internal Revenue Service, is excluded from the 95% gross income test. In general, a hedging transaction is “clearly identified” if (i) the transaction is identified as a hedging transaction before the end of the day on which it is entered into and (ii) the items or risks being hedged are identified “substantially contemporaneously” with the hedging transaction. An identification is not substantially contemporaneous if it is made more than 35 days after entering into the hedging transaction.

Rents received by us will qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT only if several conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage or percentages of receipts or sales.

•	Rents received from a tenant will not qualify as rents from real property if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of the tenant, unless the tenant is our taxable REIT subsidiary and certain other requirements are met with respect to the real property being rented.

•	If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

•	For rents to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an “independent contractor” from whom we derive no income, except that we may directly provide services that are “usually or customarily rendered” in the geographic area in which the property is located in connection with the rental of real property for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.”

For taxable years beginning after August 5, 1997, a REIT has been permitted to render a de minimis amount of impermissible services to tenants and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, impermissible services may be furnished to tenants by a taxable REIT subsidiary subject to certain conditions, and we may still treat rents received with respect to the property as rent from real property.

The term “interest” generally does not include any amount if the determination of the amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage of receipts or sales.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are eligible for relief. For taxable years beginning on or before October 22, 2004, these relief provisions generally will be available if (a) our failure to meet such tests was due to reasonable cause and not due to willful neglect; (b) we attach a schedule of the sources of our income to our return; and (c) any incorrect information on the schedule was not due to fraud with intent to evade tax. For taxable years beginning after October 22, 2004, these relief provisions generally will be available if (a) following our identification of the failure, we file a schedule for such taxable year describing each item of our gross income and (b) the failure to meet such tests was due to reasonable cause and not due to willful neglect.

It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on an amount equal to (a) the gross income attributable to (i) 75% of our gross income over the amount of qualifying gross income for purposes of the 75% income test and (ii) 95% of our gross income (90% of our gross income for taxable years beginning on or before October 22, 2004) over the amount of qualifying gross income for purposes of the 95% income test, multiplied by (b) a fraction intended to reflect our profitability.

Asset Tests.  Within 30 days after the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets determined in accordance with generally accepted accounting principles. At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation), government securities and qualified temporary investments. Although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote (the “10% vote test”) or value (the “10% value test”) of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary. Further, no more than 20% of the total assets may be represented by securities of one or more taxable REIT subsidiaries (the “20% asset test”) and no more than 5% of the value of our total assets may be represented by securities of any non-governmental issuer other than a qualified REIT subsidiary (the “5% asset test”), another REIT or a taxable REIT subsidiary. Each of the 10% vote test, the 10% value test and the 20% and 5% asset tests must be satisfied at the end of each quarter. There are special rules which provide relief if the value related tests are not satisfied due to changes in the value of the assets of a REIT.

For taxable years beginning after December 31, 2000, certain items are excluded from the 10% value test, including (i) straight debt securities of an issuer (including straight debt that provides certain contingent payments); (ii) any loan to an individual or an estate; (iii) any rental agreement described in Section 467 of the Internal Revenue Code, other than with a “related person”; (iv) any obligation to pay rents from real property; (v) certain securities issued by a state or any subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (vi) any security issued by a REIT; and (vii) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of security (“excluded securities”). Special rules apply to straight debt securities issued by corporations and entities taxable as partnerships for federal income tax purposes. If a REIT, or its taxable REIT subsidiary, holds (i) straight debt securities of a corporate or partnership issuer and (ii) securities of such issuer that are not excluded securities and have an aggregate value greater than 1% of such issuer’s outstanding securities, the straight debt securities will be included in the 10% value test.

For taxable years beginning after December 31, 2000, a REIT’s interest as a partner in a partnership is not treated as a security for purposes of applying the 10% value test to securities issued by the partnership. Further, any debt instrument issued by a partnership will not be a security for purposes of applying the 10% value test (i) to the extent of the REIT’s interest as a partner in the partnership and (ii) if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) would qualify for the 75% gross income test. For taxable years beginning after October 22, 2004, for purposes of the 10% value test, a REIT’s interest in a partnership’s assets is the REIT’s proportionate interest in any securities issued by the partnership (other than the excluded securities described in the preceding paragraph).

With respect to corrections of failures for which the requirements for corrections are satisfied after October 22, 2004, regardless of whether such failures occurred in taxable years beginning on, before or after such date, as to violations of the 10% vote test, the 10% value test or the 5% asset test, a REIT may avoid disqualification as a REIT by disposing of sufficient assets to cure a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the assets. For violations of any of the REIT asset tests due to reasonable cause and not willful neglect that exceed the thresholds described in the preceding sentence, a REIT can avoid disqualification as a REIT after the close of a taxable quarter by taking certain steps, including disposition of sufficient assets within the six month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets and filing a schedule with the Internal Revenue Service that describes the non-qualifying assets.

Investments in Taxable REIT Subsidiaries.  For taxable years beginning after December 31, 2000, REITs may own more than 10% of the voting power and value of securities in taxable REIT subsidiaries. We and any taxable corporate entity in which we own an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.”

Several of our subsidiaries have elected to be treated as a taxable REIT subsidiary. Taxable REIT subsidiaries are subject to full corporate level federal taxation on their earnings but are permitted to engage in certain types of activities that cannot be performed directly by REITs without jeopardizing their REIT status. Our taxable REIT subsidiaries will attempt to minimize the amount of these taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent our taxable REIT subsidiaries are required to pay federal, state or local taxes, the cash available for distribution as dividends to us from our taxable REIT subsidiaries will be reduced.

The amount of interest on related-party debt that a taxable REIT subsidiary may deduct is limited. Further, a 100% tax applies to any interest payments by a taxable REIT subsidiary to its affiliated REIT to the extent the interest rate is not commercially reasonable. A taxable REIT subsidiary is permitted to deduct interest payments to unrelated parties without any of these restrictions.

The Internal Revenue Service may reallocate costs between a REIT and its taxable REIT subsidiary where there is a lack of arms’-length dealing between the parties. Any deductible expenses allocated away from a taxable REIT subsidiary would increase its tax liability. Further, any amount by which a REIT understates its deductions and overstates those of its taxable REIT subsidiary will, subject to certain exceptions, be subject to a 100% tax. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which we own an interest.

Annual Distribution Requirements.  In order to avoid being taxed as a regular corporation, we are required to make distributions (other than capital gain distributions) to our stockholders which qualify for the dividends paid deduction in an amount at least equal to (A) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the after-tax net income, if any, from foreclosure property, minus (B) a portion of certain items of non-cash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular distribution payment after such declaration. The amount distributed must not be preferential. This means that every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. Finally, as discussed above, we may be subject to an excise tax if we fail to meet certain other distribution requirements. We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (a) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of income and deduction of expenses in arriving at our taxable income, or (b) the payment of severance benefits that may not be deductible to us. In the event that timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay dividends in the form of taxable stock dividends in order to meet the distribution requirement.

Under certain circumstances, in the event of a deficiency determined by the Internal Revenue Service, we may be able to rectify a resulting failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency distributions; however, we will be required to pay applicable penalties and interest based upon the amount of any deduction taken for deficiency distributions.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible nor will any particular amount of distributions be required to be made in any year. All distributions to stockholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to these distributions and, subject to certain limitations, will be eligible for the dividends received deduction for corporate stockholders. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief. Failure to qualify for even one year could result in our need to incur indebtedness or liquidate investments in order to pay potentially significant resulting tax liabilities.

In addition to the relief described above under “— Income Tests” and “— Asset Tests,” relief is available in the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT if (i) the violation is due to reasonable cause and not due to willful neglect, (ii) we pay a penalty of $50,000 for each failure to satisfy the provision, and (iii) the violation does not include a violation described under “— Income Tests” or “— Asset Tests” above. It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions.

U.S. Federal Income Taxation of Holders of Our Stock

Treatment of Taxable U.S. Stockholders

The following summary applies to you only if you are a “U.S. stockholder.” A “U.S. stockholder” is a stockholder of shares of stock who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity classified as a corporation or partnership for these purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of the Internal Revenue Code, has the authority to control all of the trust’s substantial decisions.

So long as we qualify for taxation as a REIT, distributions on shares of our stock made out of the current or accumulated earnings and profits allocable to these distributions (and not designated as capital gain dividends) will be includable as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for U.S. corporate stockholders.

Generally, for taxable years ending after May 6, 2003 through December 31, 2008, the maximum marginal rate of tax payable by individuals on dividends received from corporations that are subject to a corporate level of tax is 15%. Except in limited circumstances, this tax rate will not apply to dividends paid to you by us on our shares, because generally we are not subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders. The reduced maximum federal income tax rate will apply to that portion, if any, of dividends received by you with respect to our shares that are attributable to: (1) dividends received by us from non-REIT corporations or other taxable REIT subsidiaries; (2) income from the prior year with respect to which we were required to pay federal corporate income tax during the prior year (if, for example, we did not distribute 100% of our REIT taxable income for the prior year); or (3) the amount of any earnings and profits that were distributed by us and accumulated in a non-REIT year.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year), without regard to the period for which you held our stock. However, if you are a corporation, you may be required to treat a portion of some capital gain dividends as ordinary income.

If we elect to retain and pay income tax on any net long-term capital gain, you would include in income, as long-term capital gain, your proportionate share of this net long-term capital gain. You would also receive a refundable tax credit for your proportionate share of the tax paid by us on such retained capital gains and you would have an increase in the basis of your shares of our stock in an amount equal to your includable capital gains less your share of the tax deemed paid.

You may not include in your federal income tax return any of our net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to you. In addition, any distribution declared by us in October, November or December of any year on a specified date in any such month shall be treated as both paid by us and received by you on December 31 of that year, provided that the distribution is actually paid by us no later than January 31 of the following year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under “— General” and “— Qualification as a REIT — Annual Distribution Requirements” above. As a result, you may be required to treat as taxable dividends certain distributions that would otherwise result in a tax-free return of capital. Moreover, any “deficiency dividend” will be treated as a dividend (an ordinary dividend or a capital gain dividend, as the case may be), regardless of our earnings and profits. Any other distributions in excess of current or accumulated earnings and profits will not be taxable to you to the extent these distributions do not exceed the adjusted tax basis of your shares of our stock. You will be required to reduce the tax basis of your shares of our stock by the amount of these distributions until the basis has been reduced to zero, after which these distributions will be taxable as capital gain, if the shares of our stock are held as a capital asset. The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the shares of our stock. Any loss upon a sale or exchange of shares of our stock which were held for six months or less (after application of certain holding period rules) will generally be treated as a long-term capital loss to the extent you previously received capital gain distributions with respect to these shares of our stock.

Upon the sale or exchange of any shares of our stock to or with a person other than us or a sale or exchange of all shares of our stock (whether actually or constructively owned) with us, you will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in these shares of our stock. This gain will be capital gain if you held these shares of our stock as a capital asset.

If we redeem any of your shares in us, the treatment can only be determined on the basis of particular facts at the time of redemption. In general, you will recognize gain or loss (as opposed to dividend income) equal to the difference between the amount received by you in the redemption and your adjusted tax basis in your shares redeemed if such redemption results in a “complete termination” of your interest in all classes of our equity securities, is a “substantially disproportionate redemption” or is “not essentially equivalent to a dividend” with respect to you. In applying these tests, there must be taken into account your ownership of all classes of our equity securities (e.g., common stock, preferred stock, depositary shares and warrants). You also must take into account any equity securities that are considered to be constructively owned by you.

If, as a result of a redemption by us of your shares, you no longer own (either actually or constructively) any of our equity securities or only own (actually and constructively) an insubstantial percentage of our equity securities, then it is probable that the redemption of your shares would be considered “not essentially equivalent to a dividend” and, thus, would result in gain or loss to you. However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and if you rely on any of these tests at the time of redemption, you should consult your tax advisor to determine their application to the particular situation.

Generally, if the redemption does not meet the tests described above, then the proceeds received by you from the redemption of your shares will be treated as a distribution taxable as a dividend to the extent of the allocable portion of current or accumulated earnings and profits. If the redemption is taxed as a dividend, your adjusted tax basis in the redeemed shares will be transferred to any other shareholdings in us that you own. If you own no other shareholdings in us, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Gain from the sale or exchange of our shares held for more than one year is taxed at a maximum long-term capital gain rate, which is currently 15%. Pursuant to Internal Revenue Service guidance, we may classify portions of our capital gain dividends as gains eligible for the long-term capital gains rate or as gain taxable to individual stockholders at a maximum rate of 25%.

Treatment of Tax-Exempt U.S. Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). The Internal Revenue Service has issued a published revenue ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on this ruling, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the shares of our stock with debt, a portion of its income from us will constitute UBTI pursuant to the “debt financed property” rules. Likewise, a portion of the Exempt Organization’s income from us would constitute UBTI if we held a residual interest in a real estate mortgage investment conduit.

In addition, in certain circumstances, a pension trust that owns more than 10% of our stock is required to treat a percentage of our dividends as UBTI. This rule applies to a pension trust holding more than 10% of our stock only if (i) the percentage of our income that is UBTI (determined as if we were a pension trust) is at least 5%, (ii) we qualify as a REIT by reason of the modification of the Five or Fewer Requirement that allows beneficiaries of the pension trust to be treated as holding shares in proportion to their actuarial interests in the pension trust, and (iii) either (a) one pension trust owns more than 25% of the value of our stock or (b) a group of pension trusts individually holding more than 10% of the value of our stock collectively own more than 50% of the value of our stock.

Backup Withholding and Information Reporting

Under certain circumstances, you may be subject to backup withholding at applicable rates on payments made with respect to, or cash proceeds of a sale or exchange of, shares of our stock. Backup withholding will apply only if you: (1) fail to provide a correct taxpayer identification number, which if you are an individual, is ordinarily your social security number; (2) furnish an incorrect taxpayer identification number; (3) are notified by the Internal Revenue Service that you have failed to properly report payments of interest or dividends; or (4) fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified you that you are subject to backup withholding.

Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. You should consult with a tax advisor regarding qualification for exemption from backup withholding, and the procedure for obtaining an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to payment to a stockholder will be allowed as a credit against such stockholder’s United States federal income tax liability and may entitle such stockholder to a refund, provided that the required information is provided to the Internal Revenue Service. In addition, withholding a portion of capital gain distributions made to stockholders may be required for stockholders who fail to certify their non-foreign status.

Taxation of Foreign Stockholders

The following summary applies to you only if you are a foreign person. The federal taxation of foreign persons is a highly complex matter that may be affected by many considerations.

Except as discussed below, distributions to you of cash generated by our real estate operations in the form of ordinary dividends, but not by the sale or exchange of our capital assets, generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and you file with us the required form evidencing the lower rate.

In general, you will be subject to United States federal income tax on a graduated rate basis rather than withholding with respect to your investment in our stock if the investment is “effectively connected” with your conduct of a trade or business in the United States. A corporate foreign stockholder that receives income that is, or is treated as, effectively connected with a United States trade or business may also be subject to the branch profits tax, which is payable in addition to regular United States corporate income tax. The following discussion will apply to foreign stockholders whose investment in us is not so effectively connected. We expect to withhold United States income tax, as described below, on the gross amount of any distributions paid to you unless (i) you file an Internal Revenue Service Form W-8ECI with us claiming that the distribution is “effectively connected” or (ii) certain other exceptions apply.

Distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to you under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) as if these distributions were gains “effectively connected” with a United States trade or business. Accordingly, you will be taxed at the normal capital gain rates applicable to a U.S. stockholder on these amounts, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a branch profits tax in the hands of a corporate foreign stockholder that is not entitled to treaty exemption.

We will be required to withhold from distributions subject to FIRPTA, and remit to the Internal Revenue Service, 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of the prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding.

For taxable years beginning after October 22, 2004, any capital gain dividend with respect to any class of stock that is “regularly traded” on an established securities market will be treated as an ordinary dividend if the foreign stockholder did not own more than 5% of such class of stock at any time during the taxable year. Once this provision takes effect, foreign stockholders generally will not be required to report distributions received from us on U.S. federal income tax returns and all distributions treated as dividends for U.S. federal income tax purposes including any capital gain dividend will be subject to a 30% U.S. withholding tax (unless reduced under an applicable income tax treaty) as discussed above. In addition, the branch profits tax will no longer apply to such distributions.

Unless our shares constitute a “United States real property interest” within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of our shares by you generally will not be subject to United States taxation. Our shares will not constitute a United States real property interest if we qualify as a “domestically controlled REIT.” We do, and expect to continue to, qualify as a domestically controlled REIT. A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by foreign stockholders. However, if you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, you will be subject to a 30% tax on such capital gains. In any event, a purchaser of our shares from you will not be required under FIRPTA to withhold on the purchase price if the purchased shares are “regularly traded” on an established securities market or if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser may be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

Backup withholding tax and information reporting will generally not apply to distributions paid to you outside the United States that are treated as (i) dividends to which the 30% or lower treaty rate withholding tax discussed above applies; (ii) capital gains dividends; or (iii) distributions attributable to gain from the sale or exchange by us of U.S. real property interests. Payment of the proceeds of a sale of stock within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that he or she is not a U.S. person (and the payor does not have actual knowledge that the beneficial owner is a U.S. person) or otherwise established an exemption. You may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

U.S. Federal Income Taxation of Holders of Depositary Shares

Owners of our depositary shares will be treated as if you were owners of the series of preferred stock represented by the depositary shares. Thus, you will be required to take into account the income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock.

Conversion or Exchange of Shares for Preferred Stock

No gain or loss will be recognized upon the withdrawal of preferred stock in exchange for depositary shares and the tax basis of each share of preferred stock will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged. If you held your depositary shares as a capital asset at the time of the exchange for shares of preferred stock, the holding period for your shares of preferred stock will include the period during which you owned the depositary shares.

U.S. Federal Income and Estate Taxation of Holders of Our Debt Securities

The following is a general summary of the United States federal income tax consequences and, in the case that you are a holder that is a non-U.S. holder, as defined below, the United States federal estate tax consequences, of purchasing, owning and disposing of debt securities periodically offered under one or more indentures, the forms of which have been filed as exhibits to this registration statement (the “notes”). This summary assumes that you hold the notes as capital assets. This summary applies to you only if you are the initial holder of the notes and you acquire the notes for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. In addition, this summary does not consider any foreign, state, local or other tax laws that may be applicable to us or a purchaser of the notes.

U.S. Holders

The following summary applies to you only if you are a U.S. holder, as defined below.

Definition of a U.S. Holder.  A “U.S. holder” is a beneficial owner of a note or notes that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership, or other entity classified as a corporation or partnership for these purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons, within the meaning of the Internal Revenue Code, has the authority to control all of the trust’s substantial decisions.

Payments of Interest.  Stated interest on the notes generally will be taxed as ordinary interest income from domestic sources at the time it is paid or accrues in accordance with your method of accounting for tax purposes.

Sale, Exchange or Other Disposition of Notes.  The adjusted tax basis in your note acquired at a premium will generally be your cost. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to any accrued interest, which will be taxable in the manner described under “— Payments of Interest” above; and

•	your adjusted tax basis in the notes.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income.

Backup Withholding and Information Reporting.  In general, “backup withholding” may apply to any payments made to you of principal and interest on your note, and to payment of the proceeds of a sale or other disposition of your note before maturity, if you are a non-corporate U.S. holder and (1) fail to provide a correct taxpayer identification number, which if you are an individual, is ordinarily your social security number; (2) furnish an incorrect taxpayer identification number; (3) are notified by the Internal Revenue Service that you have failed to properly report payments of interest or dividends; or (4) fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified you that you are subject to backup withholding.

The amount of any reportable payments, including interest, made to you (unless you are an exempt recipient) and the amount of tax withheld, if any, with respect to such payments will be reported to you and to the Internal Revenue Service for each calendar year. You should consult your tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and will be credited against your U.S. federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a note and are not a U.S. holder, as defined above (a “non-U.S. holder”).

Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Such entities are encouraged to consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

U.S. Federal Withholding Tax.  Subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent, in its capacity as such, of principal and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that:

•	you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not (1) a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership, as provided in the Internal Revenue Code, or (2) a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•	you provide a signed written statement, under penalties of perjury, which can reliably be related to you, certifying that you are not a U.S. person within the meaning of the Internal Revenue Code and providing your name and address to:

•	us or our paying agent; or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of such statement.

Treasury regulations provide that:

•	if you are a foreign partnership, the certification requirement will generally apply to your partners, and you will be required to provide certain information;

•	if you are a foreign trust, the certification requirement will generally be applied to you or your beneficial owners depending on whether you are a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the Treasury regulations; and

•	look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

If you are a foreign partnership or a foreign trust, you should consult your own tax advisor regarding your status under these Treasury regulations and the certification requirements applicable to you.

If you cannot satisfy the portfolio interest requirements described above, payments of interest will be subject to the 30% United States withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. Alternative documentation may be applicable in certain circumstances.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax provided the certification requirement described above is met) in the same manner as if you were a U.S. person, except as otherwise provided by an applicable tax treaty. If you are a foreign corporation, you may be required to pay a branch profits tax on the earnings and profits that are effectively connected to the conduct of your trade or business in the United States.

Sale, Exchange or other Disposition of Notes.  You generally will not have to pay U.S. federal income tax on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes, unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met;

•	you are subject to tax provisions applicable to certain United States expatriates; or

•	the gain is effectively connected with your conduct of a U.S. trade or business.

If you are engaged in a trade or business in the United States and gain with respect to your notes is effectively connected with the conduct of that trade or business, you generally will be subject to U.S. income tax on a net basis on the gain. In addition, if you are a foreign corporation, you may be subject to a branch profits tax on your effectively connected earnings and profits for the taxable year, as adjusted for certain items.

U.S. Federal Estate Tax.  If you are an individual and are not a U.S. citizen or a resident of the United States, as specially defined for U.S. federal estate tax purposes, at the time of your death, your notes will generally not be subject to the U.S. federal estate tax, unless, at the time of your death (1) you owned actually or constructively ten percent or more of the total combined voting power of all our classes of stock entitled to vote or (2) interest on the notes is effectively connected with your conduct of a U.S. trade or business.

Backup Withholding and Information Reporting.  Backup withholding will not apply to payments of principal or interest made by us or our paying agent, in its capacity as such, to you if you have provided the required certification that you are a non-U.S. holder as described in “— U.S. Federal Withholding Tax” above, and provided that neither we nor our paying agent have actual knowledge that you are a U.S. holder, as described in “— U.S. Holders” above. We or our paying agent may, however, report payments of interest on the notes.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a U.S. person, as defined in the Internal Revenue Code,

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States,

•	is a “controlled foreign corporation” for U.S. federal income tax purposes, or

•	is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or the foreign partnership is engaged in a U.S. trade or business, unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

U.S. Federal Income and Estate Taxation of Holders of Our Warrants

Exercise of Warrants

You will not generally recognize gain or loss upon the exercise of a warrant. Your basis in the debt securities, preferred stock, depositary shares or common stock, as the case may be, received upon the exercise of the warrant will be equal to the sum of your adjusted tax basis in the warrant and the exercise price paid. Your holding period in the debt securities, preferred stock, depositary shares or common stock, as the case may be, received upon the exercise of the warrant will not include the period during which the warrant was held by you.

Expiration of Warrants

Upon the expiration of a warrant, you will recognize a capital loss in an amount equal to your adjusted tax basis in the warrant.

Sale or Exchange of Warrants

Upon the sale or exchange of a warrant to a person other than us, you will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in the warrant. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the warrant was held for more than one year. Upon the sale of the warrant to us, the Internal Revenue Service may argue that you should recognize ordinary income on the sale. You are advised to consult your own tax advisors as to the consequences of a sale of a warrant to us.

Potential Legislation or Other Actions Affecting Tax Consequences

Current and prospective securities holders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Direct sales to investors or our stockholders may be accomplished through subscription offerings or through stockholder purchase rights distributed to stockholders. In connection with subscription offerings or the distribution of stockholder purchase rights to stockholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through stockholder purchase rights, the stockholder purchase rights will be distributed as a dividend to the stockholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under stockholder purchase rights will set forth the relevant terms of the stockholder purchase rights, including:

•	whether common stock, preferred stock or some other type of capital stock, or warrants for those securities, will be offered under the stockholder purchase rights;

•	the number of those securities or warrants that will be offered under the stockholder purchase rights;

•	the period during which and the price at which the stockholder purchase rights will be exercisable;

•	the number of stockholder purchase rights then outstanding;

•	any provisions for changes to or adjustments in the exercise price of the stockholder purchase rights; and

•	any other material terms of the stockholder purchase rights.

Underwriters may offer and sell the securities at:

•	fixed prices, which may be changed;

•	prices related to the prevailing market prices at the time of sale; or

•	negotiated prices.

We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent, or both. The applicable prospectus supplement will disclose:

•	any underwriting compensation we pay to underwriters or agents in connection with the offering of securities; and

•	any discounts, concessions or commissions allowed by underwriters to participating dealers.

Under the Securities Act, underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may agree to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, and to make contribution to them in connection with those liabilities.

If indicated in the applicable prospectus supplement, we may also offer and sell securities through one or more firms that will remarket the securities. These firms may act as principals for their own account or as our agents. These firms may be deemed to be underwriters in connection with the securities being remarketed. We may agree to indemnify these firms against liabilities, including liabilities under the Securities Act.

If indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by institutions to purchase securities at the offering price set forth in that prospectus supplement under delayed delivery contracts providing for payment and delivery on the dates stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

•	the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

•	if the securities are being sold to underwriters, we will have sold to them the total principal amount of the securities less the principal amount of the securities covered by contracts.

Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

Some of the underwriters and their affiliates may engage in transactions with or perform services for us in the ordinary course of business.

LEGAL OPINIONS

The validity of the securities offered will be passed upon by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Certain tax matters will be passed upon for us by Arnold & Porter LLP, Washington, D.C. Any underwriters will be represented by their own legal counsel.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Current Report on Form 8-K dated May 10, 2006, for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.